Execution Version

Exhibit 10.2

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282

CONFIDENTIAL

August 8, 2021

Ritchie Bros. Auctioneers Incorporated
9500 Glenlyon Parkway
Burnaby, British Columbia
Canada V5J 0C6

$530 Million Senior Secured Revolving Credit Facility

$100 Million Senior Secured Term Loan Facility
$1,150 Million Senior Unsecured Bridge Loan Facility
Fourth Amended and Restated Commitment Letter

Ladies and Gentlemen:

This fourth amended and restated commitment letter amends, restates, and supersedes in its entirety that certain third amended and restated commitment letter (the “Second Amended and Restated Commitment Letter”) dated August 2, 2021, among Goldman Sachs Bank USA (acting through such of its affiliates or branches as it deems appropriate, “Goldman Sachs” or, as the case may be, the “Initial Lender”, the “Commitment Party”, “we” or “us”) and Ritchie Bros. Auctioneers Incorporated, a public company incorporated in Canada (the “Borrower” or “you”).  The Third Amended and Restated Commitment Letter shall be superseded in its entirety upon the effectiveness of this Commitment Letter (as defined below); provided, that notwithstanding anything to the contrary herein, the Commitment Party shall be entitled to the benefits of the indemnification and expense reimbursement provisions of this Commitment Letter as if they were in effect on the Original Signing Date.

Reference is also made to that certain commitment letter (the “Original Commitment Letter”) dated July 14, 2021 (the “Original Signing Date” and the date hereof, the “Signing Date”), among Goldman Sachs and the Borrower.

You have advised Goldman Sachs that you, through a newly formed subsidiary (“Newco”), intend to acquire (the “Acquisition”) all of the capital stock of each of Euro Auctions Limited, a private limited company incorporated in Northern Ireland with company number NI663696, Euro Auctions Holdings Limited, a private limited company incorporated in Northern Ireland with company number NI643796, William Keys & Sons Holdings Limited, a private limited company

US-DOCS\125692142.12

incorporated in Northern Ireland with company number NI663694, Equipment Sales Ltd, a private limited company incorporated in Northern Ireland with company number NI668774, and Equipment & Plant Services Ltd, a private limited company incorporated in Northern Ireland with company number NI666354 (collectively, the “Target” and, including their respective subsidiaries, the “Target Group”).  You have further advised us that, in connection with the foregoing, you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Bank Term Sheet”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (together with the Bank Term Sheet, the “Term Sheets”)).

You have further advised us that, in connection therewith, (a) the Borrower may enter into the Revolving Facility (as defined in Exhibit A) in an initial aggregate principal amount of up to $530 million, and the Term Facility (as defined in Exhibit A) in an initial aggregate principal amount of up to $100 million (in each case, as such amount may be reduced as set forth in Exhibit A) and (b) the Borrower and/or one or more of its Subsidiaries (i)  may issue senior unsecured notes in an aggregate principal amount of up to $1,150 million (the “Senior Unsecured Notes”) pursuant to one or more  Rule 144A/Regulation S offerings or other private placement transactions or (ii) if all or any portion of the Senior Unsecured Notes are not issued on or prior to the Closing Date (as defined below), the Borrower may incur the Senior Unsecured Bridge Facility (as defined in Exhibit B) in an aggregate principal amount of up to $1,150 million less the sum of (x) the net cash proceeds received from Senior Unsecured Notes  issued on or prior to the Closing Date (following the application thereof for purposes of (a) the Refinancing or (b) the refinancing of the Borrower’s existing 5.375% senior notes due January 15, 2025 governed by that certain indenture, dated as of December 21, 2016, as amended, among the Borrower, the guarantors party thereto and the trustee party thereto (the “Existing Note Refinancing”))  and (y) the unspent net cash proceeds from outstanding borrowings by the Borrower or any of its Subsidiaries on the Closing Date under commercial bank or other credit facilities (excluding any working capital and other financings of any foreign subsidiaries and after giving effect to the Refinancing, the Existing Notes Refinancing and any other repayments of indebtedness occurring on the Closing Date) in excess of the sum of $100 million plus the Closing Date Draw Amount (such borrowings, the “Replacement Loans”). The Revolving Facility, together with the Term Facility, are defined as the “Bank Facilities”; the Bank Facilities together with the Senior Unsecured Bridge Facility, are defined as the “Facilities”.

1.	Commitments.

In connection with the foregoing, Goldman Sachs is pleased to advise you of its commitment to provide 100% of the principal amount of each of the Facilities, upon the terms set forth in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”); provided that, for avoidance of doubt, the Initial Lender's commitment in respect of the Bank Facilities shall be automatically terminated hereunder and reduced to zero upon obtaining the Amendment (as defined in Exhibit A);  subject solely to the applicable conditions set forth in Section 6 hereof.

2.	Titles and Roles.

It is agreed that Goldman Sachs will act as (a) a bookrunner and lead arranger (in such capacities, as applicable, the “Lead Arranger” or the “Bookrunner”) for the Facilities, (b) the sole administrative agent for both the Senior Unsecured Bridge Facility (in such capacity, the “Senior Unsecured Bridge Agent”) and for the Bank Facilities (in such capacity, the “Bank Agent”; together with the Senior Unsecured Bridge Agent, the “Administrative Agents”, and each an “Administrative Agent”) and (c) the sole collateral agent for the Bank Facilities (in such capacity, the “Collateral Agent”; together with the Administrative Agents, the “Agents” and each an “Agent”); in each case upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in Section 6 hereof.  We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles.  Except as set forth below, you agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Senior Unsecured Bridge Facility, the Revolving Facility or the Term Facility unless you and we shall so agree.

Notwithstanding the foregoing, you may, (a) within 10 business days after the Signing Date, appoint up to 2 other financial institutions as additional lead arrangers, bookrunners, arrangers agents, co-agents or co-managers for the Facilities to provide commitments hereunder in respect of up to 20% each (and 40%  in the aggregate) of the aggregate commitments under the Facilities or confer other titles in respect of the Facilities (any such agent, co-agent, lead arranger, bookrunner, manager, arranger or other titled institution, an “Additional Arranger” and together with any additional co-manager appointed pursuant to clause (b) below, an “Additional Agent” ) in a manner and with economics determined by you in consultation with the Lead Arranger (it being understood that (i) the economics (expressed as a percentage of the relevant person’s commitments) granted to any Additional Arranger shall not exceed the economics (expressed as a percentage of the relevant person’s commitments) granted to the Commitment Party, (ii) each such Additional Arranger (or its affiliate) shall assume a proportion of the commitments with respect to each Facility that is equal to the proportion of the economics allocated to such Additional Agent (or its affiliates), (iii) the economics allocated to, and the commitment amount of, the Commitment Party in respect of the Facilities will be reduced pro rata by the amount of the economics allocated to, and the commitment amount of, such Additional Arranger (or its affiliate), in each case, upon the execution and delivery during such 10 business day period referenced above by such Additional Arranger of customary joinder documentation reasonably acceptable to you and us, and (iv) Goldman Sachs shall have not less than (x) 60% of the total economics for the Revolving Facility on the Closing Date, (y) 60% of the total economics for the Term Facility on the Closing Date, and (z) 60% of the total economics for the Senior Unsecured Bridge Facility on the date that is 10 business days after the Signing Date, (b) within 90 days after the Signing Date, appoint other financial institutions as additional co-managers under the Senior Unsecured Bridge Facility (but not, for the avoidance of doubt, the Bank Facilities) in a manner and with economics determined by you in consultation with the Lead Arranger (it being understood that (i) the economics (expressed as a percentage of the relevant person’s commitments) granted to any Additional Agent shall not exceed the economics (expressed as a percentage of the relevant person’s commitments) granted to the Commitment Party, (ii) the economics allocated to, and the commitment amount of, the Commitment Party in respect of the

Senior Unsecured Bridge Facility will be reduced pro rata by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case, upon the execution and delivery during such 90 day period referenced above by such Additional Agent of customary joinder documentation reasonably acceptable to you and us, and (iii) Goldman Sachs shall have not less than 25% of the total economics for the Senior Unsecured Bridge Facility on the Closing Date, and (c) thereafter, each such Additional Agent shall constitute a “Commitment Party”, an “Initial Lender,” and/or a “Lead Arranger”, as applicable, under this Commitment Letter and under the Fee Letters.  In addition, you agree that Goldman Sachs will have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Unsecured Bridge Facility and the Bank Facilities.

3.	Syndication.

The Lead Arranger reserves the right, prior to and/or after the execution of definitive documentation for the Facilities (the “Facilities Documentation”) to syndicate all or a portion of the Initial Lender’s commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to you with respect to both the identity of such Lender and the amount of such Lender’s commitments (such acceptance not to be unreasonably withheld or delayed); provided that (a) we will not syndicate our commitments to (i) certain banks, financial institutions and other institutional lenders that have been specified to us by you in writing by name prior to the Signing Date, (ii) those persons who are competitors of the Borrower and its subsidiaries or of the Target Group that are separately identified in writing by you to us by name (or, after the Closing Date, to the applicable Administrative Agent) from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (other than any bona fide debt funds) that are either (x) identified in writing by you from time to time or (y) clearly identifiable on the basis of such affiliates’ names (the persons referred to in clauses (i), (ii) and (iii) above, collectively, “Disqualified Lenders”), and (b) notwithstanding the right of the Initial Lender to syndicate the Facilities and receive commitments with respect thereto, except as expressly provided in Section 2 hereof in respect of any Additional Agents and in Section 9 hereof in respect of assignments among Goldman Sachs and Goldman Sachs Lending Partners LLC, (i) the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including the obligation to fund the applicable Facility if all applicable conditions thereto have been satisfied on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including our commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by the Initial Lender shall become effective as between you and the Initial Lender with respect to all or any portion of the Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities has occurred and (iii) unless you otherwise agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its respective commitments in respect of each of the Facilities, including all rights with respect to satisfaction with closing conditions, consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication reasonably satisfactory to you and us until the earlier of (x) 45 days after the Closing Date and (y) the date on which the Commitment Party and its affiliates hold no more than $0 of the Senior Unsecured Bridge Facility and the Term Facility respectively and the Commitment Party determines that the Revolving Facility has been successfully syndicated (such earlier date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, representatives and advisors of you (and using your commercially reasonable efforts to arrange direct contact between appropriate members of senior management, representatives and advisors of the Target Group to the extent not in violation of the Purchase Agreement) and the proposed Lenders, in all such cases at times and locations mutually agreed upon, (c) assistance by you (and using your commercially reasonable efforts to arrange direct contact between appropriate members of senior management, representatives and advisors of the Target Group to the extent not in violation of the Purchase Agreement) in the preparation of a customary confidential information memorandum and a customary lender presentation for each of the Facilities and other customary marketing materials and presentations reasonably requested by us in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided customary financial information and projections (the “Projections”) for you and your subsidiaries (and using commercially reasonable efforts to cause the Target to provide such financial information and projections for the Target Group to the extent not in violation of the Purchase Agreement), (e) your preparing and providing (and using commercially reasonable efforts to cause the Target to provide to the extent not in violation of the Purchase Agreement) to the Commitment Party all other customary and reasonably available information reasonably requested and deemed necessary by the Lead Arranger to complete such syndication with respect to you and the Target and each of your and its respective subsidiaries and the Transactions, (f) using your commercially reasonable efforts to procure at your expense, prior to the launch of syndication, a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower after giving effect to the Transactions and public ratings for the Senior Unsecured Notes from each of S&P and Moody’s (it being understood that, in each case, no specific ratings need to be obtained), (g) the hosting, with the Lead Arranger, of a reasonable number of general meetings of prospective Lenders at mutually agreed times and venues (and any additional meetings which may be held by one or more conference calls with prospective Lenders to the extent necessary) and (h) (i) until the Syndication Date, ensuring that you and your subsidiaries will not have (and using commercially reasonable efforts to ensure that the Target Group, to the extent not in violation of the Purchase Agreement, will not have) any new issues of debt securities or new commercial bank or other new credit facilities (other than (1) the Senior Unsecured Notes, (2) the Facilities, (3) intracompany indebtedness of you and your subsidiaries and the Target and its subsidiaries, (4) other indebtedness that is reasonably agreed to by you and the Commitment Party to remain outstanding following the Closing Date, (5) the Amendment, and (6) indebtedness incurred in the ordinary course of business, including any extensions of credit under the Existing Debt (as defined in Exhibit A)), being announced, offered, placed or arranged without the consent of the Commitment Party (not to be unreasonably withheld), if such issuance, offering, placement or arrangement could reasonably be expected to impair the primary syndication of the Facilities (it being understood that deferred purchase price obligations and ordinary course capital lease, purchase money and equipment financings shall be permitted).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Joint Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of (x) your or the Target’s obligation to assist with the syndication efforts as provided herein, (y) the receipt of ratings referred to in clause (f) above,  nor (z) the commencement, conduct or completion of such syndication shall constitute a condition to the commitments hereunder or the availability or funding of the Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence).  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Party in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of Exhibit C.

You agree, at the request of the Commitment Party, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is (i) of a type that would be publicly available if the Borrower (after giving effect to the Acquisition) and the Target Group were public reporting companies (as reasonably determined by you), (ii) publicly available or (iii) not material with respect to the Borrower, the Target Group or its or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”, and Lenders that do not wish to receive information other than Public Lender Information, each, a “Public Lender”)). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information” and any Lender that is not a Public Lender is each referred to herein as a “Private Lender”. The information (to the extent customarily included in a confidential information memorandum for credit facilities substantially similar to the Bank Facilities) to be included in the additional version of the Information Materials for Public Lenders will be substantially consistent with the information included in any offering memorandum for the offering for the Senior Unsecured Notes, subject to any differences that may occur as a result of such information being presented at or as at differing dates.  Before distribution of any Information Materials to prospective Lenders (other than the Initial Lender), you agree to execute and deliver to the Commitment Party, (i) to the extent reasonably requested by the Commitment Party, a customary letter in which you authorize distribution of the Information Materials to Lenders willing to receive Private Lender Information and (ii) a separate customary letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation substantially identical to the representations in Section 4 below (which representations shall not be qualified by knowledge).

Each version of the Information Materials shall (i) exculpate you, the Target and your and its respective affiliates with respect to any liability related to the misuse of such Information Materials or any related marketing materials by the recipients thereof and (ii) exculpate us and our respective affiliates with respect to any liability related to the use or misuse of such Information Materials or any related marketing materials by the recipients thereof.

You further agree, (a) at the request of the Commitment Party, to use your commercially reasonable efforts to identify Public Lender Information by clearly and conspicuously designating the same as “PUBLIC” and (b) the Commitment Party shall be entitled to treat any Information Materials that are not specifically identified as “PUBLIC” as being Private Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us prior to their intended distribution that any such document contains Private Lender Information) (provided, that such documents have been provided to you and your counsel for review a reasonable period of time prior thereto): (i) drafts and final copies of the Facilities Documentation, including term sheets; (ii) administrative materials prepared by the Commitment Party for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (iii) notification of changes in the terms of the Facilities. If you advise us in writing (including by e-mail) that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without your consent. We shall be entitled to treat any Information Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lenders” to which Public Lenders do not have access.

The Lead Arranger will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached (excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (excluding Disqualified Lenders), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant that (in the case of information regarding the Target and their respective subsidiaries prior to the Closing Date, to your knowledge), (a) all written information (other than the Projections and other than information of a general economic, forward-looking or industry-specific nature) (the “Information”) that has been or will be made available to the Initial Lender by or on behalf of you, the Target Group or any of your or its respective representatives, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be prepared by or on behalf of you and made available to the Initial Lender by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Initial Lender (it being understood that the Projections (i) are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results,  and (ii) are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular Projections will be realized and variances from the Projections may be material). In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the Initial Lender’s commitments hereunder, and our agreements to perform the services described herein, you agree to pay to the Agents, the Lead Arranger and the Initial Lender the fees set forth in this Commitment Letter (including the Term Sheets), in that certain fourth amended and restated joint fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Joint Fee Letter”), and in that certain fourth amended and restated agency fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Agency Fee Letter”, and together with the Joint Fee Letter, the “Fee Letters”).

6.	Conditions Precedent.

The Initial Lender’s commitments hereunder to fund the Facilities on the Closing Date, and the Commitment Party’s and each Agent’s agreement to perform the services described herein, are subject solely to the applicable conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Party) of such conditions, the initial funding of the Facilities shall occur (except to the extent the amount of the net proceeds of Senior Unsecured Notes or Takeout Securities or Replacement Loans (following the application thereof for purposes of the Refinancing or the Existing Notes Refinancing), to the extent Senior Unsecured Notes or Takeout Securities are issued or any Replacement Loans are incurred in lieu of the Senior Unsecured Bridge Facility or a portion thereof); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation, other than those that are expressly stated in Exhibit C hereto.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letters or the Facilities Documentation or any other agreement or undertaking related to the Facilities to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date, shall be (i) such of the representations and warranties made by the Target Group in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate, your (or its) obligations under the Purchase Agreement as a result of the failure of such representations and warranties to be accurate or the right to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) due to the failure of such representations and warranties (the “Purchase Agreement Representations”) to be accurate and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the applicable conditions set forth in Exhibit C to this Commitment Letter are satisfied or waived by the Initial Lender (it being understood that (A) other than with respect to any UCC Filing Collateral or Stock Certificates (each as defined below), to the extent any Collateral (as defined in Exhibit A) is not or cannot be delivered, or a security interest in any Collateral cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Bank Facilities on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest in such Collateral perfected, within 90 days after the Closing Date (or such later date as mutually agreed by you and the Commitment Party) (subject to extensions reasonably agreed to by the Bank Agent) (other than, in the case of the Target Group, with respect to any such certificate in which a security interest may be perfected by delivery thereof that has not been made available to you at least two (2) business days prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof to the extent not in violation of the Purchase Agreement, in which case, such stock or equivalent certificate may instead be delivered within five (5) business days after the Closing Date), (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary Uniform Commercial Code (“UCC”) or Personal Property Security Act of the applicable provinces of Canada (“PPSA”) financing statements to the Bank Agent in proper form for filing in the relevant US state or commonwealth UCC filing office(s) or other similar Canadian filing office and to authorize and to cause the applicable grantor to authorize the Bank Agent to file such UCC or PPSA financing statements and (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be, subject to clause (A) of this parenthetical, to deliver to the Bank Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank).  For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Borrower, the Target and its and their respective applicable subsidiaries for which a security interest can be perfected by filing a UCC or PPSA financing statement, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock or other equity interests of the Target and its material, wholly-owned subsidiaries and the other material, wholly-owned Restricted Subsidiaries of the Borrower organized under the laws of any state, province or other political subdivision of the United States of America or Canada that is required as Collateral pursuant to the Bank Term Sheet and delivery of which is sufficient to perfect a security interest therein and, in the case of Stock Certificates of the Target Group, which have been delivered to you under the Purchase Agreement, and (3) “Specified Representations” means the representations and warranties of the Borrower to be set forth in the applicable Facilities Documentation relating to corporate or other organizational existence, organizational power and authority, due authorization, execution and delivery, in each case only as they relate to the entering into and performance of the applicable Facilities Documentation; the enforceability of the applicable Facilities Documentation; Federal Reserve margin regulations; use of proceeds not in violation of the PATRIOT Act (as defined below), the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) regulations and the U.S. Foreign Corrupt Practices Act (the “FCPA”); use of proceeds not in violation of the United Nations Act (Canada) (“UNA”), the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), Part II.1 of the Criminal Code (Canada) (“Criminal Code”) and the Special Economic Measures Act (Canada) (“SEMA”) and other applicable anti-terrorism, anti-money laundering and anti-corruption laws; the Investment Company Act; no conflicts between the applicable Facilities Documentation and (i) the organizational documents of the Borrower and each of their respective applicable subsidiaries (in each case, only as they relate to the entering into and performance of the applicable Facilities Documentation) and (ii) the Existing Debt (to the extent such debt remains outstanding after the Closing Date); solvency of Borrower and its subsidiaries on a consolidated basis as of the Closing Date (defined in a manner consistent with the form of solvency certificate attached hereto as Exhibit D); and, solely in the case of the Bank Facilities and subject to permitted liens and the limitations set forth in the prior sentence and under the heading “Security” in Exhibit A attached hereto, creation, validity and perfection of security interests. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Commitment Party will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Purchase Agreement.

7.	Indemnification; Expenses.

You agree:

(a)to indemnify and hold harmless the Commitment Party and its affiliates and its and its affiliates’ respective officers, directors, employees, agents, advisors, representatives, controlling persons and members, partners and successors and permitted assigns (other than any Excluded Affiliate) (each a “Representative”) of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Purchase Agreement, the Transactions, the Facilities or any other transactions related to the foregoing or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party to such Action (and regardless of whether such Action is initiated by a third party, the Borrower, the Target or any of its respective affiliates or equity holders), and to reimburse each such Indemnified Person, promptly upon receipt of a written request therefor together with customary backup documentation in reasonable detail, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any such Action (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Representative of such Indemnified Person, (ii) a material breach of the obligations of such Indemnified Person or any such Indemnified Person’s affiliates under this Commitment Letter, the Fee Letters or the Facilities Documentation or (iii) any Action that is brought by an Indemnified Person against any other Indemnified Person (other than any Action against an arranger, bookrunner or agent under the Facilities acting in its capacity as such or any claims arising out of an act or omission on the part of you or any of your respective affiliates) (provided, that each Indemnified Person agrees (by accepting the benefits hereof) to refund and return any and all amounts paid by you to such Indemnified Person to the extent such Indemnified Person is found by a court of competent jurisdiction in a final and non-appealable judgment not to have been entitled to payment of such amounts in accordance with any of the foregoing items described in clauses (i), (ii), (iii) or (iv) occurs).

(b)whether or not the Transactions are consummated or the Closing Date occurs, to reimburse the Commitment Party after receipt of a written request together with customary backup documentation in reasonable detail, for all reasonable out-of-pocket expenses (including, but not limited to, (i) expenses of the Commitment Party’s due diligence investigation, (ii) syndication expenses, (iii) travel expenses and (iv) fees, disbursements and other charges of one counsel to the Commitment Party identified in the Term Sheets, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) for all Indemnified Persons, taken as a whole, incurred solely in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letters, the Facilities Documentation and any related definitive documentation (collectively, the “Expenses”); provided that, without limiting clause (a) above, if the Closing Date (as defined in the Joint Fee Letter) does not occur, you shall not be obligated to reimburse the Commitment Party in respect of legal fees and expenses pursuant to this clause (b) in excess of $500,000.

You shall not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your prior written consent or if there is a final judgment in any such Action, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or final judgment in accordance with this Section 7. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed in the case of any third-party Action), effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Actions and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.   Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is found by a court of competent jurisdiction in a final and non-appealable judgment not to have been entitled to payment of such amounts in accordance with the terms hereof.

You agree that, notwithstanding any other provision of this Commitment Letter, none of we or you or any Indemnified Person, the Target, or any of its respective subsidiaries, shall have any liability for any special, indirect, consequential or punitive damages (including, without limitation any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account of our relationship with such counsel).

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Consistent with the Commitment Party’s policies to hold in confidence the affairs of their customers, the Commitment Party will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you to other companies.  You acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies. The Commitment Party may have economic interests that conflict with yours or those of your equity holders or affiliates.  You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Party or their respective affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter (or the Fee Letters, including the exercise of rights and remedies hereunder or thereunder), irrespective of whether the Commitment Party or its respective affiliates have advised or are advising you on other matters, (b) the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party and its respective affiliates, on the one hand, and you, on the other hand, that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Party or its respective affiliates, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Party and its respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Party and its respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Party or its respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Party and its respective affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors, in each case in connection with the Transactions. Additionally, you acknowledge and agree that the Commitment Party is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby other than as Financial Advisor). You shall consult with your own advisors concerning such matters to the extent you deem appropriate and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and the Commitment Party and its respective affiliates shall have no responsibility or liability to you with respect thereto. Any review by the Commitment Party or its respective affiliates of the Borrower or any of its subsidiaries, the Target Group, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Party and its respective affiliates and shall not be on behalf of you or any of your affiliates.

You further acknowledge that the Commitment Party and its respective affiliates are full-service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, including to other companies in respect of which you may have conflicting interests. In the ordinary course of business, the Commitment Party and its respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Borrower, the Target Group and other companies with which you, the Borrower, or the Target Group may have commercial or other relationships. Although the Commitment Party in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons that may be the subject of the financing contemplated by this Commitment Letter, the Commitment Party shall have no obligation to disclose such information, or the fact that such Commitment Party is in possession of such information, to you or any of your affiliates or to use such information on your or your affiliates’ behalf.  With respect to any securities and/or financial instruments so held by the Commitment Party and its respective affiliates or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

As you know, Goldman Sachs has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition and the Transactions. You have agreed to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each other Commitment Party hereto acknowledges (i) the retention of Goldman Sachs as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its affiliates.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, subject to the provisions of Section 2 hereof, by the Initial Lender to any Additional Agent or its affiliates) without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, us hereunder (including, without limitation, the Initial Lender’s commitments) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder; provided that nothing in this Commitment Letter shall relieve us of any of our obligations hereunder except as expressly provided in Section 2 or 3 above and (y) notwithstanding anything to the contrary set forth herein, we may assign our commitment and agreements hereunder, in whole or in part, to Goldman Sachs Lending Partners LLC and our commitments and agreements hereunder may be performed by or through Goldman Sachs Lending Partners LLC.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that the Commitment Party shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of the Commitment Party. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between you and us with respect to the Facilities.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the applicable conditions precedent set forth in Exhibit C hereto and (ii) the Fee Letters is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter or the Fee Letters (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof) shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of Material Adverse Change (as defined in Exhibit C hereto) (and whether or not a Material Adverse Change has occurred), (b) the determination of the accuracy of any Purchase Agreement Representations and whether as a result of any inaccuracy of any Purchase Agreement Representations you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement as a result of the failure of such representations to be accurate or the right to decline to consummate the Acquisition due to the failure of such representations to be accurate and (c) the determination of (i) whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement and (ii) the determination of the accuracy of any Purchase Agreement Representation and whether as a result of any inaccuracy thereof, a condition to your (or your affiliates’) obligations to close under the Purchase Agreement has not been met or you (or your affiliates) have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Purchase Agreement, in each case without regard to its rules of conflicts of law) shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of England and Wales, without giving effect to any choice or conflict of law provision or rule (whether of the England and Wales or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the England and Wales.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower shall provide evidence that it has appointed Corporation Service Company at 80 State Street, Albany, NY, 12207-2543 as its agent for service of process for the purpose of the submission to jurisdiction as set forth above.  Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court. To the extent that the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower irrevocably waives (to the extent permitted by applicable law) such immunity in respect of its obligations hereunder.

11.	Waiver of Jury Trial.

Each of the parties hereto irrevocably waives the right to trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Fee Letters or the performance of services hereunder or thereunder.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Fee Letters or any of their terms or substance, nor the activities of the Commitment Party pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) your affiliates and the officers, directors, employees, attorneys, accountants or advisors of you or any such affiliate on a confidential basis, (b) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (c) if the Commitment Party consents in writing to such proposed disclosure, which consent shall not be unreasonably withheld, conditioned or delayed, (d) the Term Sheets and the existence of this Commitment Letter (but not this Commitment Letter or the Fee Letters) may be disclosed to any rating agency in connection with the Transactions, or (e) in connection with the enforcement of your rights hereunder; provided that you may disclose (i) this Commitment Letter and the contents hereof to the Target and each of its officers, directors, employees, attorneys, accountants, agents and advisors involved in the consideration of the Transactions on a confidential basis and to equity investors involved in the consideration of the Transactions on a confidential basis; (ii) the Fee Letters, to the extent the Fee Letters has been redacted with respect to the fee amounts and the pricing and other economic terms of the “Market Flex” provisions to the Target and its officers, directors, employees, attorneys, accountants, agents and advisors involved in the consideration of the Transactions, on a confidential basis; (iii) the aggregate fee amounts contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the Target and its respective officers, directors, employees, attorneys, accountants and advisors involved in the consideration of the Transactions, on a confidential basis, or to the extent customary or required in offering and marketing materials for the Facilities or the Senior Unsecured Notes or Takeout Securities or in any public filing relating to the Transactions; (iv) the Term Sheets and the other exhibits and annexes to this Commitment Letter in any syndication of the Facilities or other marketing efforts for debt to be used to finance the Transactions; (v) this Commitment Letter and the Fee Letters and the contents hereof and thereof to any Additional Agent in either case to the extent in contemplation of appointing such person pursuant to Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential need-to-know basis; and (vi) you may disclose this Commitment Letter (but not the Fee Letters) and its contents in any proxy statement or other public filing relating to the Acquisition. We agree that we will permit you to review and approve (such approval not to be unreasonably withheld or delayed) any reference to you or any of your respective affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written disclosure prior to public release.  The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Facilities Documentation has been executed and delivered by the parties thereto to the extent superseded thereby.  To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary of the date hereof. Notwithstanding the foregoing, the Agency Fee Letter may not be disclosed to any Additional Agent without the prior consent of Goldman Sachs.

We and our affiliates will use all confidential information provided to us or such affiliates by or on behalf of you hereunder (including any information obtained by us or our affiliates based on a review of the books and records relating to you or the Target or any of your or its respective subsidiaries or affiliates) or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent us and our affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over us or any of our affiliates (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any of our affiliates or Representatives in violation of any confidentiality obligations owing to you, the Target or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by us, (f) to our affiliates and to our and its respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential, (g) in the case of the Term Sheets, or marketing term sheets based substantially on the Term Sheets, to ratings agencies in connection with obtaining ratings for the Borrower and its Subsidiaries and the Senior Unsecured Bridge Facility or the Senior Unsecured Notes or to potential or prospective Lenders (other than any Disqualified Lenders), participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); (h) to the extent you have consented to such disclosure, (i) for purposes of establishing a “due diligence” defense or in connection with any remedy or enforcement of any right hereunder or under the Fee Letters, or (j) to the extent necessary or customary for inclusion in league table measurement; provided, further, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with customary syndication processes and customary market standards for dissemination of such type of information.  In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities contained in the Term Sheets in customary fashion to market data collectors, similar services providers to the lending industry, and service providers to any other Commitment Party in connection with the administration and management of the Facilities.  Our and our affiliates’ obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the Closing Date; provided, further, that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof. Neither the Commitment Party nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by it of services for other persons.

Notwithstanding anything herein to the contrary, you (and any of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The reimbursement, indemnification, confidentiality (to the extent provided above), syndication, information, jurisdiction, governing law, venue and waiver of jury trial provisions contained herein, in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation (with respect to indemnification, reimbursement and confidentiality, to the extent covered thereby) upon the initial funding under the Facilities and the payment of all amounts owing at such time hereunder and under the Fee Letters, and you shall be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and concurrently terminate each Commitment Party's commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence; provided that a termination of the commitments under the Bank Facilities in full upon your obtaining the Amendment (as defined in Exhibit A) shall in any case, be permitted in accordance with the terms set forth herein.

14.	PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each Lender is required to obtain, verify and record information that identifies the borrower and each guarantor of the Facilities, which information includes the name, address, tax identification number and other information regarding the borrower and each guarantor of the Facilities that will allow us or such Lender to identify each borrower and each guarantor of the Facilities in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender. You hereby acknowledge and agree that we shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters (such date of acceptance, the “Acceptance Date”) by returning to Goldman Sachs executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on August 8, 2021.  The Initial Lender’s commitments hereunder, and the Commitment Party’s agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event Goldman Sachs has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on the Commitment Party only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or prior to the earliest to occur of (w) the date that is five business days following February 28, 2022 (or, if the Longstop Date (as defined in the Purchase Agreement) has been extended pursuant to Section 3.5.3 of the Purchase Agreement, the date that is 80 Business Days after February 28, 2022), (x) the termination of the Purchase Agreement in accordance with its terms in the event the Acquisition is not consummated and (y) the consummation of the Acquisition (with or without the funding of the Facilities), then this Commitment Letter and the commitments of the Initial Lender hereunder, and the Commitment Party’s agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Party shall, in its discretion, agree to an extension in writing. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder (in whole or in part) at any time upon written notice to them from you, subject to your surviving obligations as set forth in Section 13 of this Commitment Letter and in the Fee Letters. Notwithstanding anything in this Section 15 to the contrary, the termination of any commitment pursuant to this Section 15 does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter that occurred prior to such termination.

[Signature page follows.]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

GOLDMAN SACHS BANK USA
By: _/s/ Rob Ehudin____________________ Name: Rob Ehudin Title: Authorized Signatory

[Commitment Letter]

Accepted and agreed to as of
the date first above written:

RITCHIE BROS. AUCTIONEERS INCORPORATED
By: _/s/ Sharon Driscoll__________________ Name: Sharon Driscoll Title: Chief Financial Officer

[Commitment Letter]

EXHIBIT A

$530 Million Senior Secured Revolving Credit Facility

$100 Million Senior Secured Term Loan Facility
Summary of Principal Terms and Conditions1

Borrower:	Ritchie Bros. Auctioneers Incorporated, a public company incorporated in Canada (the “Borrower”).
Transactions:

The Borrower, through one of its direct or indirect subsidiaries, intends to acquire (the “Acquisition”) the Target pursuant a Share Purchase Agreement (together with all exhibits, schedules and annexes thereto, the “Purchase Agreement”) to be entered into among the Borrower, the Target Group and the vendors party thereto.

In connection with the Acquisition:

(a) on or before the Closing Date, the Borrower shall (and the Borrower shall use commercially reasonable efforts to cause Bank of America, N.A. as the administrative agent to) seek to obtain a consent or an amendment in respect of the Borrower's existing Amended and Restated Credit Agreement, dated as of August 14, 2020, as amended (the “Existing Credit Agreement”), among Bank of America, N.A. as the administrative agent, the additional revolving borrowers party thereto, and the other lenders and parties thereto in order to permit and provide financing for the Transactions and such Existing Credit Agreement to remain outstanding in connection with (and after) the consummation of the Transactions (such amendment, the “Amendment”); on the date on which the Borrower obtains the required consents from the lenders under the Existing Credit Agreement in respect of the Amendment, the Bank Facilities and the amount of the Initial Lender’s commitments in respect thereof, shall be automatically and immediately reduced to zero and terminated in full, without the funding of loans thereunder (and the Bank Facilities shall not be entered into);

(b) on or before the Closing Date, if the Amendment is not obtained, the Borrower’s Existing Credit Agreement will be repaid in full, and all commitments thereunder will be terminated and all security interests (if any) relating thereto shall be released, (the “Refinancing”, and all indebtedness referred to in this clause (b) and all existing third party debt of the Target, the “Existing Debt”);

(c) the Borrower may obtain (x) the senior secured revolving credit facility described below under the caption “Revolving Facility”, and (y) the senior

1 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet (the “Bank Term Sheet”) is attached, Exhibit B, the annexes to Exhibit A or Exhibit B or the other exhibits thereto.  In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Exhibit A shall be determined by reference to the context in which it is used.

secured term loan "A" facility described below under the caption “Term Facility”;

(d) either (i) the Borrower and/or one or more of its Subsidiaries will issue the Senior Unsecured Notes in one or more Rule 144A / Regulation S offering or other private placement transactions or issue Takeout Securities or incur Replacement Loans in an aggregate principal amount of $1,150 million or (ii) if all or any portion of the Senior Unsecured Notes or Takeout Securities are not issued or Replacement Loans are not incurred, the Borrower will obtain the senior unsecured bridge loan facility (the “Senior Unsecured Bridge Facility”) described under the caption “Senior Unsecured Bridge Facility” in Exhibit B to the Commitment Letter to which this Term Sheet is attached, provided that, no issuance, sale or financing described in clause (i) of this clause (c) is a condition to funding the Senior Unsecured Bridge Facility on the Closing Date by the Commitment Party;

(d) the Acquisition will be consummated on the Closing Date and each entity in the Target Group will become a subsidiary of the Borrower; and

(e) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The Acquisition, the Refinancing, the Facilities, the offering of the Senior Unsecured Notes and the other transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:

Goldman Sachs, acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Bank Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lender, the “Lenders”) and will perform the duties customarily associated with such role; provided that, if the Amendment is obtained, Bank of America may continue as the administrative agent under the Existing Credit Agreement.

Collateral Agent:

Goldman Sachs, acting through one or more of its branches or affiliates, will act as the collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and will perform the duties customarily associated with such role.

Lead Arranger and Bookrunner:

The Lead Arranger and Bookrunner (each as defined in the Commitment Letter and together with any Additional Agents as provided in the Commitment Letter) will act as a lead arranger and bookrunner, respectively, for the Bank Facilities and will perform the duties customarily associated with such roles.

Term Facility:

A senior secured term loan facility (the “Term Facility”; the commitments to fund the loans (the “Term Loans”) thereunder, the “Term Commitments”) made available to the Borrower in an aggregate principal amount of $100 million.

Revolving Facility:

A senior secured revolving credit facility (the “Revolving Facility”; the commitments to fund the loans thereunder, the “Revolving Commitments”; the Revolving Facility, together with the Term Facility, the “Bank Facilities”) made available to the Borrower in an aggregate principal amount of $530 million under which Borrower may borrow loans from time to time (the loans thereunder, together with Swingline Loans referred to below, the “Revolving Loans”), and an amount not less than $75 million of which will be available through a sub-facility of the Revolving Facility (as further increased from time to time as provided under the section titled “Commitment Increase” below, the “Letter of Credit Cap”) in the form of Letters of Credit (as defined below) for the account of Borrower or any of its Restricted Subsidiaries subject to availability as described under the heading “Availability and Amounts” below; provided that the Revolving Commitments under the Revolving Facility on the Closing Date shall be reduced by any commitments made available under the Revolving Facility entered into upon a Demand (as defined in the Joint Fee Letter) prior to the Closing Date; provided further that a portion of the Revolving Facility to be mutually agreed may be made available in Canadian Dollars, British Pounds Sterling, Japanese Yen, Euros and Australian Dollars, in each case, subject to sublimits to be mutually agreed (each a “Permitted Foreign Currency”).

Swingline Loans:

In connection with the Revolving Facility, the Bank Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower, upon same-day notice, a swingline facility under which the Borrower may make short-term borrowings in U.S. dollars or Canadian dollars only of up to an aggregate amount to be mutually agreed upon.  Except for purposes of calculating the commitment fee described in Annex I hereto, such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Defaulting Lender provisions will be consistent with the Bank Documentation (as defined below).

Commitment Increase:

The Borrower shall have the right to solicit existing Revolving Lenders or prospective lenders who are eligible assignees reasonably acceptable to the Bank Agent and the Issuing Banks (as defined below) to provide additional revolving loan commitments under the Revolving Facility (a “Commitment Increase”) in an aggregate amount not to exceed an amount to be agreed and on such other terms and conditions to be mutually agreed.

Purpose:

(a) The proceeds of Term Loans will be used by the Borrower on the Closing Date to repay the delayed draw term loans outstanding under the Existing Credit Agreement and to pay transaction costs and expenses incurred in connection therewith and to the extent of any remaining balance, for the Transactions. The Term Loans will be made in a single drawing on the Closing Date. Amounts repaid under the Term Facility may not be reborrowed.

(b) The proceeds of Revolving Loans will be used by the Borrower to repay Existing Debt and from time to time for general corporate purposes after the Closing Date; provided that the amount of Revolving Loans permitted to be incurred on the Closing Date shall be subject to the restrictions set forth in the “Availability and Amounts” section below.

Availability and Amounts:

From and after the Closing Date, Revolving Loans under the Revolving Facility (exclusive of Letter of Credit usage) will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be mutually agreed upon; provided that Revolving Loans made on the Closing Date will be limited to an amount sufficient to, at the option of the Borrower, (i) pay consideration under the Purchase Agreement, (ii)  pay other amounts payable in connection with the Transactions, including repayment of Existing Debt, (iii) pay Transaction Costs and/or (iii) backstop, replace or cash collateralize letters of credit outstanding on the Closing Date; provided that the aggregate amount of Revolving Loans drawn under the Revolving Facility on the Closing Date shall not exceed an amount to be agreed (the “Closing Date Draw Amount”); provided further that the Commitment Party’s commitments to provide Revolving Commitments under the Revolving Facility on the Closing Date shall be reduced by any commitments made under the Revolving Facility entered into pursuant to a Demand prior to the Closing Date.

Subject to customary terms and conditions to be mutually agreed, the Borrower and/or a Local Borrowing Subsidiary (to be defined in a manner mutually agreed) may borrow Revolving Loans (or, in the sole discretion of the relevant Local Lender (as defined below), bankers’ acceptances) in U.S. dollars or a Permitted Foreign Currency from affiliates of the Bank Agent (or, if such affiliates of the Bank Agent decline to act as a Local Lender, such other financial institutions reasonably acceptable to the Bank Agent) (each, a “Local Lender”), with each Revolving Lender taking a U.S. dollar-denominated irrevocable and unconditional participating interest therein (amounts available under this facility, the “Local Loan Subfacility”; and the loans thereunder, the “Local Loans”).

The Local Loan Subfacility shall include terms no less favorable to the Borrower than such corresponding terms under the Existing Revolving Facility and shall address the structure and operating requirements of the Borrower and its subsidiaries after giving effect to the Acquisition.

Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:	The applicable interest rate plus 2.0% per annum payable on overdue amounts only.
Final Maturity and amortization:

(a) The Term Facility will mature on the date that 5 years after the Closing Date (the “Term Maturity Date”); provided that the Bank Documentation shall provide the right for individual Term Lenders to agree to extend the maturity date of all or a portion of the outstanding Term Loans upon the request of the Borrower and without the consent of any other Term Lender; it being understood that each Term Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other Term Lender (it being understood that no existing Term Lender will have any obligation to commit to any such extension); provided, further, that any such extension, without limitation, may, subject to the Borrower’s consent, contain an increase in the interest rate payable with respect to such extended loans and commitments, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions.

The principal amount of the Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 2.50% per annum of the original principal amount of the Term Facility, commencing with the first full fiscal quarter ending after the Closing Date, with the balance payable on the Term Maturity Date.

(b) The Revolving Facility will mature and the Revolving Commitments thereunder will terminate on the date that is 5 years after the Closing Date; provided that the Bank Documentation shall provide the right for individual Revolving Lenders to agree to extend the maturity date of all or a portion of the commitments and outstanding loans under the Revolving Facility upon the request of the Borrower and without the consent of any other Revolving Lender; it being understood that each Revolving Lender shall have the opportunity to participate in such extension on the same terms and conditions as each other Revolving Lender (it being understood that no existing Revolving Lender will have any obligation to commit to any such extension); provided, further, that any such extension, without limitation, may, subject to the Borrower’s consent, contain an increase in the interest rate payable with respect to such extended loans and commitments, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions.

Letters of Credit:

Letters of credit under the Revolving Facility (“Letters of Credit”) will be issued by the Bank Agent and other Revolving Lenders acceptable to the Borrower and the Bank Agent that shall have consented to such role (each, an “Issuing Bank”); provided that, no Revolving Lender as of the Closing Date shall be required to issue Letters of Credit in excess of its ratable share of the Letters of Credit sublimit (determined based on its ratable share of the Revolving Commitments as of the Closing Date); provided further, that Goldman Sachs (or its affiliates) shall only be required to issue standby Letters of Credit denominated in U.S. dollars or a Permitted Foreign Currency and shall not be required to issue any documentary, commercial or trade Letters of Credit.  Letters of Credit will be denominated in U.S. Dollars or a Permitted Foreign Currency.  Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) unless arrangements reasonably satisfactory to the applicable Issuing Bank and the Bank Agent have been entered into, the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable Issuing Bank pursuant to arrangements reasonably satisfactory to it (which in no event shall extend beyond the date referred to in clause (b) above, unless cash collateralized or backstopped in a manner reasonably satisfactory to such Issuing Bank).

Drawings under any Letter of Credit shall be reimbursed by the Borrower within one business day after notice of such drawing is received by the Borrower from the applicable Issuing Bank.  To the extent that the Borrower does not reimburse such Issuing Bank on such day, the Revolving Lenders under the Revolving Facility shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective Revolving Commitments in the currency in which the applicable Letter of Credit is denominated.

The issuance of all Letters of Credit shall be subject to the customary procedures of the applicable Issuing Bank.

Guarantees:

All obligations of the Borrower under the Bank Facilities (collectively, the “Obligations”) (including, at the option of the Borrower, all obligations of any Loan Party (as defined below) under any currency, interest rate protection or other hedging arrangements (the “Secured Hedging Obligations”) and any cash management arrangements (the “Secured Cash Management Obligations”), in each case entered into with the Bank Agent, the Lead Arranger, a Lender or an affiliate of any of the foregoing at the time such transaction is entered into) (other than any obligation of any Loan Party to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”) will be unconditionally guaranteed (the “Guarantees”) by (x) the Borrower (other than with respect to its own obligations) and (y) each of the Borrower’s existing and subsequently acquired or organized direct or indirect wholly-owned Restricted Subsidiaries (as defined below), other than any Excluded Subsidiaries (the entities described in the foregoing clauses (x) and (y), the “Guarantors” and, together with the Borrower, the “Loan Parties”); provided that Guarantors shall not include (unless at the option of the Borrower, such subsidiary is designated as a Guarantor by the Borrower) (a) Unrestricted Subsidiaries, (b) immaterial subsidiaries (to be defined in a manner to be mutually agreed), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date it becomes a Restricted Subsidiary), and not created in contemplation hereof or of such subsidiary becoming a Restricted Subsidiary, from guaranteeing the Bank Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (d) subsidiaries that are not wholly owned, (e) not-for-profit subsidiaries, (f) captive insurance subsidiaries, (g) special purpose entities in connection with permitted receivables securitizations or (h) any subsidiaries organized outside the United States or Canada (the “Excluded Subsidiaries”).

The Borrower may, at its option, cause any subsidiary that is not otherwise required to become a Guarantor to become a Guarantor.

Notwithstanding the foregoing, (A) subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Bank Agent reasonably agree that the cost or material tax consequences of providing such a guarantee is excessive in relation to the value afforded thereby and (B) the Guarantees shall be subject to general statutory and common law limitations, including, in the case of Guarantors organized under the laws of the United States or a jurisdiction thereof, fraudulent transfer restrictions (it being understood that such restrictions shall be addressed only by customary savings clauses).

For purposes of the Bank Documentation, “Restricted Subsidiary” means any existing and future direct or indirect subsidiary of the Borrower other than any Unrestricted Subsidiary (as defined below).

Security:

Subject in all respects to the Certain Funds Provision, the Obligations (including, at the option of the Borrower, the Secured Hedging Obligations and Secured Cash Management Obligations) will be secured by perfected first-priority security interests in substantially (i) all personal property of the respective Loan Party to the extent consisting of accounts receivable, credit card receivables, loans receivable, other receivables, tax refunds, inventory, cash, cash equivalents, securities and deposit accounts (subject to exceptions for Excluded Accounts (as defined below)), and other assets in such accounts, commercial tort claims, general intangibles related to the foregoing (including rights under customer lease agreements and other customer contracts, but excluding capital stock and intellectual property), payment intangibles, rights to business interruption insurance, intellectual property to the extent attached to or necessary to sell the foregoing, insurance policies related to the foregoing, chattel paper, documents and supporting obligations, and books and records to the extent related to the foregoing, in each case, whether owned on the Closing Date or thereafter acquired (and any proceeds and products thereof in whatever form received), and (ii) all now owned or hereafter acquired personal property and real property of the respective Loan Party, including without limitation, with respect to obligations of the Loan Parties, a pledge of the capital stock of each Restricted Subsidiary directly held by each Loan Party (clauses (i) and (ii) together, the “Collateral”), in each case other than Excluded Assets (as defined below).

All the above-described pledges, security interests and mortgages shall be created on terms consistent with the Bank Documentation Principles, and none of the Collateral shall be subject to any other liens (except for permitted liens).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (x) any fee-owned real property located outside of the United States or Canada, (y) any fee-owned real property with a fair market value less than an amount to be agreed (with all required mortgages being permitted to be delivered after the Closing Date) and (z) all real property leasehold interests (and there will be no requirements to deliver landlord lien waivers, bailee letters, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, (iii) letter of credit rights (other than to the extent such rights can be perfected by filing a UCC or a PPSA financing statement) and commercial tort claims below a threshold to be mutually agreed, (iv) “margin stock” (within the meaning of Regulation U) and pledges and security interests prohibited by applicable law, rule or regulation or agreements with any governmental authority or which would require governmental (including regulatory) consent, approval, license or authorization to provide such security interest unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or PPSA or other applicable law, (v) equity interests in any entities other than wholly-owned subsidiaries to the extent not permitted by the terms of such entity’s organizational or joint venture documents, (vi) deposit accounts, securities accounts, commodities accounts, and other similar accounts (A) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holding funds owned by persons other than a Loan Party, (B) that are zero-balance accounts, (C) that are accounts in jurisdictions other than in the jurisdiction of organization of the applicable granting Loan Party, the United States or any state thereof or Canada or any province or territory thereof, (D) qualifying under exceptions consistent with the Bank Documentation Principles, or (E) that are accounts other than those described in the preceding clauses (A) through (D) with respect to which the average daily balance of the funds maintained on deposit therein does not exceed an amount consistent with the Bank Documentation Principles (“Excluded Accounts”) (vii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation, or other arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease obligation, or other arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC, PPSA or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, the PPSA or other applicable law notwithstanding such prohibition, (viii) those assets as to which the Bank Agent and the Borrower reasonably agree that the cost or material tax consequences of providing or obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (ix) receivables and related assets sold to any receivables subsidiary or otherwise pledged in connection with any permitted receivables securitizations, (x) equity interests in immaterial subsidiaries (or any person that is not a subsidiary which, if a subsidiary would constitute an immaterial subsidiary), captive insurance subsidiaries, not-for-profit subsidiaries, special purpose entities in connection with permitted receivables securitizations and Unrestricted Subsidiaries, (xi) intellectual property requiring filing in a jurisdiction outside of the United States or Canada, (xii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law, and (xiii) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xiii) are, collectively, the “Excluded Assets”).

Notwithstanding anything to the contrary, no Loan Party shall be required, nor shall the Bank Agent be authorized, to (i) perfect the above-described pledges, security interests and mortgages by any means other than by (A)(1) filings pursuant to the UCC or the PPSA in the office of the secretary of state (or similar central filing office) of the relevant State(s) or provinces or territories and (2) filings in the applicable real estate records with respect to real properties included in the Collateral or any fixtures relating to such properties, (B) filings in the USPTO and/or USCO and/or comparable Canadian filing office, as applicable, with respect to intellectual property as expressly required in the Bank Documentation, and (C) delivery to the Bank Agent of all Stock Certificates, intercompany notes and other instruments and tangible chattel paper (in the case of instruments and tangible chattel paper, to the extent such intercompany note or other instrument or tangible chattel paper is in an amount in excess of an amount consistent with the Bank Documentation Principles) to be held in its possession, in each case as expressly required in the Bank Documentation, (ii) enter into any control agreement with respect to any Excluded Account or any other deposit account, securities account or commodities account, (iii) take any action (other than the actions listed in clause (A)(1), (B), and (C) above) with respect to any assets located outside of the United States or Canada, or (iv) to take any actions in any jurisdiction other than the United States or Canada (or any political subdivision thereof) or enter into any collateral documents governed by the laws of any jurisdiction (other than the United States or Canada or any political subdivision thereof) (the foregoing described in clauses (i) through (iv) are, collectively, the “Excluded Perfection Requirements”).

Notwithstanding anything to the contrary contained herein, the above requirements under “Security” shall be, as of the Closing Date, subject to the Certain Funds Provision set forth in the Commitment Letter.

Notwithstanding the foregoing, the Collateral shall be subject to, in the case of Loan Parties organized under the laws of the United States or a jurisdiction thereof, fraudulent transfer restrictions (it being understood that such restrictions shall be addressed only by customary savings clauses).

Mandatory Prepayments:

The Borrower will be required to make mandatory prepayments of the Term Facility as follows: (a) promptly upon receipt thereof in the amount of 100% of the net proceeds of: (i) any non-ordinary course sale or other disposition of any assets of the Borrower or its Restricted Subsidiaries in excess of an amount to be set forth in the Bank Documentation, subject to  exceptions as set forth in the Bank Documentation, (ii) any sales or issuances or incurrences of debt securities of the Borrower or any of its Restricted Subsidiaries and/or any other indebtedness incurred by the Borrower or any of its restricted subsidiaries after the Closing Date (other than permitted indebtedness but including the proceeds of permitted refinancing indebtedness), net of any costs and expenses associated with the sale or issuance or incurrence of such indebtedness and (iii) casualty insurance proceeds (excluding business interruption insurance) and condemnation awards in excess of an amount to be set forth in the Bank Documentation; and (b) annually from Excess Cash Flow (to be defined in a manner consistent with the Bank Documentation Principles) for the preceding fiscal year based upon a percentage of Excess Cash Flow to be agreed less the amount of voluntary prepayments of the Term Loans and permanent commitment reductions of the Revolving Credit Facility to the extent repayments of Revolving Loans are made during such period (including in connection with loan buy-backs permitted under “Assignments and Participations” below and in the case of loans prepaid at a discount to par, with such reduction of the amount of Excess Cash Flow prepayments being equal to the cash spent to make such prepayment); subject to step downs to be agreed in the Bank Documentation. The first payment in respect of Excess Cash Flow shall be for the first full fiscal year after the Closing Date and shall be payable in the year following such fiscal year.

Mandatory prepayments shall be applied ratably between the Term Loan Facility and each Incremental Term Facility (if any) and shall apply to reduce future schedule amortization payments of the respective loans being repaid (i) first, to the next eight scheduled amortization payments of the Term Loan Facility, (ii) second, pro rata to the remaining scheduled amortization payments of the Term Loan Facility (other than the final installment at maturity), (iii) third, to the final installment of scheduled amortization payments of the Term Loan Facility and (v) fourth, the remainder to the Borrower.

Any Lender may elect not to accept any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and its restricted subsidiaries.

Mandatory prepayments with respect to the Revolving Facility shall be limited to the following: If the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time and (y) the aggregate Letter of Credit exposure of the Revolving Lender at such time shall exceed the aggregate Revolving Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will promptly after receiving written notice from the Bank Agent of such excess, at the Borrower’s option: (i) prepay Revolving Loans (without premium or penalty) and/or (ii) cash collateralize the Letter of Credit exposure, in the aggregate amount of such excess.

Voluntary Commitment Reductions and Prepayments:

Voluntary reductions of the unutilized portion of the Revolving Commitments and prepayments of the Term Loans and borrowings under the Revolving Facility will be permitted at any time, in minimum principal amounts to be mutually agreed, subject to customary notice requirements and without premium or penalty (subject to customary reimbursement of the Lender’s redeployment costs (other than lost profits) in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period).

Unrestricted Subsidiaries:

The Bank Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in Unrestricted Subsidiaries (but no other limitations), the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “Unrestricted Subsidiary” and subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as, after giving effect to any such designation or re-designation, (a) any such designation as a “Restricted

Subsidiary” shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time, (b) the fair market value of such subsidiary at the time it is designated as an “Unrestricted Subsidiary” shall be treated as an investment by the Borrower at such time, which is permitted under the Bank Documentation, (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary, (d) giving effect to any such designation as an Unrestricted Subsidiary (but not in connection with any re-designation as a Restricted Subsidiary), the resultant investment is otherwise permitted by the investment covenant described under “Negative Covenants” below, and (e) each subsidiary that is a Restricted Subsidiary under the Senior Unsecured Notes or Senior Unsecured Bridge Facility (if applicable) shall not be designated as an “Unrestricted Subsidiary” under the Bank Facilities (if applicable) unless it is designated as an Unrestricted Subsidiary under the Senior Unsecured Notes or Senior Unsecured Bridge Facility substantially contemporaneously therewith. Unrestricted Subsidiaries will not be subject to the guarantee requirements, representations and warranties, affirmative or negative covenants, events of default or other provisions of the Bank Documentation and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with the financial ratio tests except to the extent of distributions received therefrom.

Documentation:

The definitive documentation for the Bank Facilities (the “Bank Documentation”) will be documented under a single credit agreement, will contain the terms set forth in this Exhibit A and Exhibit C, and to the extent not covered by this Exhibit A and Exhibit C, will be substantially consistent with a precedent to be mutually agreed (the “Bank Precedent”), with changes and modifications that give due regard to (a) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, capital structure, industries, businesses, business practices, jurisdiction of incorporation and related currency and other provisions and (b) qualifications, thresholds, exceptions, “baskets” and grace and cure periods shall be as mutually agreed; provided that the Bank Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants (affirmative, negative and financial) and events of default expressly set forth in this Bank Term Sheet, in each case, applicable to the Borrower and its Restricted Subsidiaries (collectively, for purposes of this Exhibit A, the “Bank Documentation Principles”). The Bank Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and shall be subject in all respects to the Certain Funds Provision.

For purposes of calculating Consolidated EBITDA (as defined below), the First Lien Net Leverage Ratio, and the Total Net Leverage Ratio (each of the foregoing to be defined in a manner to be mutually agreed, but in any event the First Lien Net Leverage Ratio and the Total Net Leverage Ratio (i) shall include netting of all cash and cash equivalents and (ii) will only include debt for borrowed money and capital lease obligations and all amounts drawn (and unreimbursed) under outstanding Letters of Credit in the numerator), pro forma effect will be given to acquisitions and other investments, material dispositions and certain other specified transactions.

“Consolidated EBITDA” to be defined in a manner to be mutually agreed, with adjustments to include, without limitation and without duplication, the following:

(i)
expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transactions projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, realizable (in the good faith determination of the Borrower) within 24 months after the Closing Date, which are reasonably identifiable and factually supportable; provided that amounts added-back for any period pursuant to this clause (i), together with amounts added back pursuant to clause (ii), shall not exceed 20% of EBITDA for such period (calculated prior to giving effect to such adjustments);
(ii)
expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to mergers and other business combinations, acquisitions, divestitures, restructuring, cost savings initiatives which are reasonably identifiable and factually supportable and other similar initiatives and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, realizable (in the good faith determination of the Borrower) within 24 months after such transaction or initiative is consummated; provided that amounts added-back for any period pursuant to this clause (ii), together with amounts added back pursuant to clause (i), shall not exceed 20% of EBITDA for such period (calculated prior to giving effect to such adjustments);
(iii)
non-cash losses, charges and expenses (including non-cash compensation charges);

(iv)
extraordinary, unusual or non-recurring losses, charges and expenses;
(v)
cash restructuring and related charges and business optimization expenses;
(vi)
unrealized gains and losses due to foreign exchange adjustments (including, without limitation, losses and expenses in connection with currency and exchange rate fluctuations);
(vii)costs and expenses in connection with the Transactions;
(viii)expenses or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence of permitted indebtedness (whether or not consummated), including non-operating or non-recurring professional fees, costs and expenses related thereto;
(ix)
interest, taxes, amortization, depreciation and other add-backs consistent with the Bank Documentation Principles; and
(x)
losses from discontinued operations and non-ordinary course asset sales.

The Bank Documentation will contain language to address the European Union bail-in rules in customary form.

The Bank Documentation will include customary provisions that permit the implementation of a replacement for the LIBOR Rate (as defined below) based on the ARRC Approach (as defined below).

Reference is made to the guidance and instructions from the various federal and state regulatory agencies  having  oversight  over  the  Lead  Arranger  and  its  affiliates  (collectively,  the “Agencies”) and the ARRC (as defined below) with respect to the LIBOR Rate. The Agencies issued a joint statement encouraging banks to cease entering into new contracts that use the LIBOR Rate as soon as practicable and in any event by December 31, 2021. If the Closing Date occurs after December 31, 2021, the Benchmark Replacement (as defined below) will replace the LIBOR Rate for  all  purposes  under  this  Commitment  Letter,  the Fee  Letters  and  the Bank Documentation  as  of  December  31,  2021,  with  such modifications to be agreed between the Borrower and the Lead Arranger, to cause the Benchmark Replacement to be  the  economic  equivalent  of  the LIBOR Rate.

“ARRC Approach” shall mean the Alternative Reference Rates Committee’s (“ARRC”) “hard-wired” approach as issued on March 25, 2021 (with any modifications thereto issued after the date of execution of the Commitment Letter determined by the applicable Administrative Agent in consultation with the Borrower).

“Benchmark Replacement” has the definition assigned thereto in the ARRC Approach.

“Benchmark Replacement Adjustment” has the definition assigned thereto in the ARRC Approach.

Representations and Warranties:

Applicable to the Borrower and its Restricted Subsidiaries and limited to the following with respect to the Bank Documentation: corporate or other organizational status and power; authorization and non-contravention with respect to the execution, delivery and performance of the Bank Documentation, legal, valid and binding documentation and no consents or governmental authorizations with respect to the execution, delivery and performance of the Bank Documentation; accuracy of financial statements and disclosures, confidential information memorandum and other information and good faith financial forecasts; no Material Adverse Effect (as defined below); absence of material litigation; with respect to the execution, delivery and performance of the Bank Documentation, no material violation of, or conflicts with, law or material agreements; compliance with laws (including ERISA and Canadian pension standards legislation, margin regulations, laws applicable to sanctioned persons, OFAC, SEMA, the FCPA, CFPOA, the Criminal Code and other anti-corruption, anti-terrorism and anti-money laundering laws); payment of taxes; ownership of properties; Intellectual Property; inapplicability of the Investment Company Act; solvency as of the Closing Date of the Borrower and its Subsidiaries on a consolidated basis defined in a manner consistent with Exhibit D to the Commitment Letter; labor matters (including pensions); environmental laws and other regulatory matters; validity and perfection of security interests in the Collateral; insurance; use of proceeds; it being understood that representations and warranties shall in no event be a condition to the availability of any Facility on the Closing Date in a manner that is inconsistent with the Certain Funds Provision.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Bank Agent and the Lenders, taken as a whole, under the Bank Documentation or (c) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Bank Documentation.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the Bank Facilities on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.
Conditions Precedent to Borrowings After the Closing Date:

All of the representations and warranties in the Bank Documentation shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”); no default or event of default shall be continuing; and delivery of any relevant customary borrowing notices or Letter of Credit requests (other than with respect to any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount of such Letter of Credit).

Affirmative Covenants:

Limited to the following (to be applicable to the Borrower and its Restricted Subsidiaries): maintenance of corporate or other organizational existence and rights; payment of taxes; delivery of consolidated financial statements (together with accompanying management discussion and analysis and budgets in the case of annual financial statements) (with (x) 90 days for delivery of annual financial statements and (y) 45 days for delivery of quarterly financial statements for the first three fiscal quarters of a fiscal year), and with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit (other than any exception, qualification or explanatory paragraph with respect to, or resulting from (i) an upcoming maturity date under any indebtedness or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period), delivery of customary certificates and other information (other than information subject to attorney/client privilege or confidentiality provisions), including information required under the PATRIOT Act; delivery of notices of default, material litigation, material ERISA events and material events relating to Canadian pension matters and Material Adverse Effect; maintenance of properties in good working order; maintenance of insurance; maintenance of books and records; material compliance with laws and regulations (including FCPA, CFPOA, OFAC, SEMA, the PATRIOT Act, UNA, ERISA, Canadian pension standards legislation and environmental laws); use of proceeds; inspection of books and properties; annual lender calls; covenant to guarantee obligations and give security and further assurances, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Bank Documentation Principles; provided that, compliance with affirmative covenants shall in no event be a condition to the availability of any Facility on the Closing Date in a manner that is inconsistent with the Certain Funds Provision.

Negative Covenants:

Consistent with the Bank Documentation Principles, subject to baskets and exceptions to be mutually agreed and limited solely to the following (to be applicable to the Borrower and its Restricted Subsidiaries) limitations on: liens; investments; indebtedness; fundamental changes; non-ordinary course dispositions of assets; restricted payments (including dividends, and voluntary prepayments of subordinated or junior lien indebtedness), provided that (in addition to other baskets and exceptions to be mutually agreed), so long as no default or event of default shall have occurred and be continuing or would result therefrom, restricted payments shall be permitted (i) in an unlimited amount, if the Total Net Leverage Ratio at the time of such restricted payment is no greater than 3.50:1.00 (or, if the Senior Unsecured Bridge Facility is funded, the level that is the lesser of (x) 3.50x Total Net Leverage Ratio, and (y) 0.50x inside the Total Net Leverage Ratio as of the Closing Date), and (ii) in an amount not to exceed $350 million (or, if the Senior Unsecured Bridge Facility is funded, $125 million) in any fiscal year if the Total Net Leverage Ratio at the time of such restricted payment is greater than or equal to 3.50:1.00 (or, if the Senior Unsecured Bridge Facility is funded, the level that is the lesser of (x) 3.50x Total Net Leverage Ratio, and (y) 0.50x inside the Total Net Leverage Ratio as of the Closing Date); material change in nature of business; transactions with affiliates; Canadian pension matters, restrictions on negative pledge clauses; changes in fiscal year without the Bank Agent’s consent; and amendments to subordinated or junior lien and organizational documents, in each case, to the extent such amendments are materially adverse to the Lenders.

Financial Covenant:

Consistent with the Bank Documentation Principles, the definitive documentation will contain only a maximum First Lien Net Leverage Ratio covenant (to be defined in a manner to be mutually agreed, but in any event the First Lien Net Leverage Ratio (i) shall include netting of all cash and cash equivalents and (ii) will only include debt for borrowed money and capital lease obligations and all amounts drawn (and unreimbursed) under outstanding Letters of Credit in the numerator) to be set at levels to be agreed (the “Financial Covenant”) with cushion to be agreed to the financial model as of the Closing Date respect to the Borrower and its Restricted Subsidiaries on a consolidated basis.

The Financial Covenant will be tested as of the last day of every fiscal quarter (commencing with the first full fiscal quarter of the Borrower ending after the Closing Date).

Events of Default:

Consistent with the Bank Documentation Principles and limited to the following (to be applicable to the Borrower and its respective Restricted Subsidiaries and subject, to thresholds and grace periods consistent with the Bank Documentation Principles): nonpayment of principal, interest or other amounts (with grace periods for interest and other amounts); violation of negative covenants and affirmative covenants to maintain legal existence (with respect to the Borrower only), to provide notice of default (provided, that the delivery of such notice at any time will cure any such event of default arising from the failure to timely deliver such notice of default) or with respect to use of proceeds provisions; violation of other covenants (subject to a 30-day cure period after the date on which notice of default from the Bank Agent is received by the Borrower); incorrectness of representations and warranties in any material respect; cross default to material indebtedness in excess of an amount to be agreed; bankruptcy; monetary judgments in excess of an amount to be mutually agreed (subject to customary qualifications for appeals and stays of such judgment); ERISA events and events relating to Canadian pension matters that would reasonably be expected to have a Material Adverse Effect; invalidity (actual or asserted (in writing) by any Loan Party) of guarantees or security documents representing a material portion of the Guarantees or Collateral; and Change of Control (to be defined in a manner to be mutually agreed).

Voting:

Amendments and waivers of the Bank Documentation will require the approval of Lenders (other than Defaulting Lenders (as defined below)) holding more than 50% of the aggregate amount of the loans and commitments under the Bank Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby (but not the Required Lenders, other than in the case of clause (a)(ii), which shall require the consent of each Lender increasing its commitments as well as the consent of the Required Lenders if such increase is effectuated other than pursuant to provisions in the Bank Documentation specifically permitting increases of commitments without the further approval of Required Lenders, including as described under “Commitment Increases” in this Exhibit A) shall be required with respect to: (i) modifications to any provision requiring pro rata treatment of the Lenders (other than for purposes of any amendment that would extend the final maturity date of any Term Loans or Revolving Loans (as applicable) on terms consistent with the Bank Documentation Principles), (ii) increases in the commitment of such Lender, (iii) reductions or forgiveness of principal, interest, fees or reimbursement obligations payable to such Lender and (iv) extensions of final maturity of the loans or commitments of such Lender or of the date for payment to such Lender of any interest, fees, or any reimbursement obligation and (b) the consent of each Lender shall be required with respect to, among other things: (i) modifications to voting requirements or percentages, (ii) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (iii) changes that impose any additional restriction on a Lender’s ability to assign any of its rights or obligations under the Bank Facilities.

The Borrower or (in the case of (b) or (c) only) the Bank Agent shall, subject to usual and customary conditions, have the right to replace a Lender or terminate the commitment of a Lender on a non-pro rata basis (a) in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the consent of the Required Lenders has been obtained, (b) if such Lender asserts a claim for any funding protection, whether for increased costs, taxes, required indemnity payments or otherwise or (c) if such Lender is a Defaulting Lender.

Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, subject to customary limitations and restrictions. Voting rights of participants shall be limited solely to those matters set forth in clause (a)(ii) under the first paragraph under the heading “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required.  Pledges of loans in accordance with applicable law shall be permitted without restriction.  The Bank Agent shall have no responsibility to ensure that the foregoing limitations as to participations are observed by the Lenders.

In addition, if the Bank Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Bank Documentation, then the Bank Agent and the Borrower shall be permitted to amend such provision without further action or consent by any other party, provided that the Required Lenders shall not have objected to such amendment within 5 business days after receiving a copy thereof.

Defaulting Lenders:

The Bank Documentation shall contain customary provisions relating to “defaulting” Lenders (“Defaulting Lenders”) (including provisions relating to reallocation of participations in, or the Revolving Lenders providing reasonable cash collateral to support, Letters of Credit, to the suspension of voting rights and rights to receive certain fees, and to termination or assignment of the Revolving Commitments or Revolving Loans of such Defaulting Lenders).

Cost and Yield Protection:

Usual and customary for facilities and transactions of this type, including (a) provisions protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and other requirements of law, in each case, occurring after the Closing Date (including but not limited to provisions relating to Dodd-Frank and

Basel III (regardless of the date arising), (b) provisions indemnifying the Lenders for “breakage costs” actually incurred in connection with, among other things, any prepayment of Adjusted LIBOR borrowings on a day prior to the last day of an interest period with respect thereto, and (c) customary tax gross-up provisions; provided there will be customary exceptions to the tax gross-up obligations, including for, but not limited to, withholding taxes imposed as a result of the failure of a Lender to comply with the requirements of current Sections 1471 through 1474 of the US Internal Code as in effect on the date the Bank Documentation is entered into (or any amended or successor version that is substantively comparable and not materially more onerous to comply with).

Assignments and Participations:

The Lenders will be permitted to assign commitments and loans under the Bank Facilities (other than to a Disqualified Lender) with the consent of the Borrower and Bank Agent, not to be unreasonably withheld or delayed (it being understood that the withholding of consent by the Borrower to any assignment to a Disqualified Lender shall be deemed reasonable); provided that such consent of the Borrower (x) shall not be required (i) if such assignment of any Revolving Loans or Revolving Commitment is made to another Revolving Lender or an affiliate or approved fund of any such Revolving Lender, (ii) during the primary syndication of the Bank Facilities to persons identified to the Borrower and approved by the Borrower prior to the Syndication Date or (iii) after the occurrence and during the continuance of a payment or bankruptcy event of default and (y) in each case, shall be deemed to have been given (other than with respect to a Disqualified Lender) if the Borrower has not responded within 10 business days of a written request for such consent. All assignments will also require the consent of the Bank Agent and each Issuing Bank, in each case not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $5.0 million or, if less, all of such Lender’s remaining loans and commitments of the applicable class; provided that such assignments made to Lenders and affiliates of Lenders will not be subject to the above described minimum assignment amounts. The Lenders will also have the right to sell participations in their loans and commitments under the Bank Facilities on customary terms, subject to limitations on voting rights set forth above and provided that no participation shall be sold to any Disqualified Lender.

The Bank Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Lenders.

Any assignment or participation by a Lender without the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned) to a Disqualified Lender (or any affiliate thereof) or, to the extent the Borrower’s consent is required under the terms of the Bank

Documentation, to any other person, shall be null and void, and the Borrower shall be entitled to (a) seek specific performance to unwind any such assignment or participation and/or (b) exercise any other remedy set forth in the Bank Documentation available to the Borrower in addition to any other remedy available to the Borrower at law or at equity; provided that the list of Disqualified Lenders is made available to any Lender which specifically requests a copy thereof.

Expenses and Indemnification:

The Borrower will indemnify the Lead Arranger, the Bank Agent, the Collateral Agent, the Issuing Banks, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons, members and representatives of each of the foregoing (each, an “Indemnified Person”) and will hold them harmless from and against any and all reasonable and documented (in reasonable detail) out-of-pocket costs, expenses (limited to the reasonable and documented fees, disbursements and other charges one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions)), damages, losses and liabilities of such Indemnified Person arising out of or relating to any claim, any litigation, any investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability from (i) its willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person under the Bank Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii)  any proceeding that is brought by an Indemnified Person against any other Indemnified Person (other than an agent or arranger under the definitive documentation acting in its capacity as such or any claims arising out of an act or omission on the part of the Borrower or any of their affiliates, to all of which this indemnity shall be applicable). In addition, if the Closing Date occurs, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (limited to the reasonable and documented fees, disbursements and other charges one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single special counsel acting in multiple material jurisdictions)) for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the

Indemnified Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) of the Lead Arranger, the Bank Agent, the Collateral Agent and the Issuing Banks in connection with the syndication of the Bank Facilities, the preparation and administration of the Commitment Letter, the Fee Letters and the Bank Documentation, and amendments, modifications and waivers thereto, and (b) all reasonable and documented out-of-pocket expenses (limited to the reasonable and documented fees, disbursements and other charges of a single special counsel to the Commitment Party in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of the Lead Arranger, the Bank Agent, the Collateral Agent, the Issuing Banks and the Lenders for enforcement costs and documentary taxes associated with the Bank Facilities.

Confidentiality:

The Bank Documentation will contain customary confidentiality provisions with respect to information regarding the Borrower, its subsidiaries, their business, operations, assets and related matters, which shall in any event prohibit disclosure of any confidential information to competitors.

Governing Law and Forum:	New York.
Counsel to Bank Agent:	Latham & Watkins LLP

EXHIBIT A-II

Interest Rates:

The interest rates under the Bank Facilities will be, at the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00% (with five 25 bps step-downs at levels consistent with the Existing Credit Agreement). The Borrower may elect interest periods of one, three or six months (or 12 months or any shorter period if available to all applicable Lenders) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest quoted in the Wall Street Journal as the “prime rate” in the United States, (ii) the Federal Funds Effective Rate plus 0.50% per annum and (iii)  one-month Adjusted LIBOR (as defined below) plus 1.00% per annum.

“Adjusted LIBOR” or “LIBOR Rate” is the London interbank offered rate for U.S. dollars or the applicable currency, for the relevant interest period, adjusted for statutory reserve requirements; provided, that Adjusted LIBOR shall not, in each case, be less than 0%  per annum.

Letter of Credit Fees:

A per annum fee equal to the spread over the LIBOR Rate under the Revolving Facility multiplied by the average daily maximum aggregate amount available to be drawn under all Letters of Credit, payable in US dollars in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed with respect to Letters of Credit, to the Revolving Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Revolving Lender’s Revolving Commitment (other than Defaulting Lenders). In addition, the Borrower shall pay to the applicable Issuing Bank, for its own account, (a) a fronting fee in US dollars in an amount to be agreed, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

A-I-2

Commitment Fees:

Commitment fees equal to 0.250% per annum times the daily average undrawn portion of the Revolving Facility of each Revolving Lender (other than any Defaulting Lender) (reduced by the amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears.

EXHIBIT B

$1,150 Million Senior Unsecured Bridge Loan Facility
Summary of Principal Terms and Conditions2

Borrower:	The Borrower under the Bank Facilities or a subsidiary of the Borrower (the “Borrower”).
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Agent:

Goldman Sachs Bank USA, acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Senior Unsecured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Senior Unsecured Bridge Lenders”; the Senior Unsecured Bridge Lenders, together with the Term Lenders and Revolving Lenders, collectively, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger and Bookrunner:

The Lead Arranger and Bookrunner (each as defined in the Commitment Letter) will act as a bookrunner and a lead arranger, respectively, for the Senior Unsecured Bridge Facility, and will perform the duties customarily associated with such roles.

Senior Unsecured Bridge Facility:

The senior unsecured bridge loan facility will consist of an aggregate principal amount of $1,150 million of senior unsecured bridge loans and will be made available to the Borrower in US dollars (the “Senior Unsecured Bridge Loans”); provided that, the net cash proceeds, including  any OID or other discount to market, from the issuance of any Senior Unsecured Notes on or prior to the Closing Date (including into escrow) or the incurrence of any Replacement Loans that are outstanding on the Closing Date, shall reduce the Senior Unsecured Bridge Loans on a dollar for dollar basis (following the application thereof for purposes of the Refinancing or the Existing Note Refinancing) (the “Senior Unsecured Bridge Facility”).

Purpose:

The proceeds of the Senior Unsecured Bridge Facility will be used by the Borrower, on the Closing Date, together with any Closing Date Draw Amount, any Replacement Loans, any Senior Unsecured Notes and any Takeout Securities issued on or prior to the Closing Date, (a) to finance the Acquisition, and (b) to pay the Transaction Costs.

Availability:	The amount to be drawn under the Senior Unsecured Bridge Facility must be drawn in a single drawing on the Closing Date in U.S. Dollars,

2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the Bank Term Sheet and Annex I thereto or the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Exhibit B shall be determined by reference to the context in which it is used.

Canadian Dollars or British Pounds Sterling. Amounts borrowed under the Senior Unsecured Bridge Facility that are repaid or prepaid may not be reborrowed. The Senior Unsecured Bridge Loans will be funded at par.

Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:	The applicable interest rate plus 2.00% per annum payable on overdue amounts only.
Final Maturity and Amortization of Senior Unsecured Bridge Loans:

The Senior Unsecured Bridge Facility will mature on the date that is one year after the Closing Date (the “Senior Unsecured Bridge Loans Maturity Date”).

The Senior Unsecured Bridge Facility will not be subject to interim amortization.

Conversion of the Senior Unsecured Bridge Loans; Exchange of Senior Unsecured Extended Term Loans:

If any Senior Unsecured Bridge Loan has not been previously repaid in full on or prior to the Senior Unsecured Bridge Loans Maturity Date, such Senior Unsecured Bridge Loan shall, automatically be converted into a senior unsecured term loan (the “Senior Unsecured Extended Term Loans”) having an equal principal amount and due on the date that is 8 years following the Closing Date.  Except as provided herein, the Senior Unsecured Extended Term Loans shall have the same terms and conditions as the Senior Unsecured Bridge Loans, and applicable references in the Commitment Letter to the Senior Unsecured Bridge Loans and the Senior Unsecured Bridge Facility shall include the Senior Unsecured Extended Term Loans.

The date on which the Senior Unsecured Bridge Loans are converted into Senior Unsecured Extended Term Loans is referred to as the “Conversion Date”.

On the Conversion Date, and on the 15th calendar day of each month thereafter (or the immediately succeeding business day if such calendar day is not a business day), at the option of the applicable Senior Unsecured Bridge Lender, Senior Unsecured Extended Term Loans may be exchanged for senior unsecured exchange notes (the “Senior Unsecured Exchange Securities”) having an equal principal amount. Notwithstanding the foregoing, the Borrower shall not be required to exchange Senior Unsecured Extended Term Loans for Senior Unsecured Exchange Securities unless at least $100 million in aggregate principal amount of Senior Unsecured Exchange Securities would be outstanding immediately after such exchange.

The Senior Unsecured Bridge Loans and the Senior Unsecured Extended Term Loans will be governed by the provisions of the Senior Unsecured Bridge Facility Documentation. When issued, the Senior Unsecured Exchange Securities will be governed by an indenture to be entered into between the Borrower and a trustee reasonably acceptable to the Senior Unsecured Bridge Lenders and the Borrower, which indenture shall be, except as otherwise provided herein, consistent with the Senior Unsecured Bridge Documentation Principles (as defined below). The Senior Unsecured Extended Term Loans and the Senior Unsecured Exchange Securities shall rank equal in right of payment for all purposes.  The obligations in respect of the Senior Unsecured Bridge Loans, the Senior Unsecured Extended Term Loans, the Senior Unsecured Exchange Securities and the Senior Unsecured Notes are referred to herein as the “Senior Unsecured Obligations”.

Maturity of Senior Unsecured Exchange Securities:	8 years from the Closing Date.
Availability of the Senior Unsecured Exchange Securities:

The Senior Unsecured Exchange Securities will be available in exchange for the Senior Unsecured Extended Term Loans on the terms and conditions set forth herein. The principal amount of any Senior Unsecured Exchange Security will equal 100% of the aggregate principal amount of the Senior Unsecured Extended Term Loans for which it is exchanged.

Guarantees:

All obligations of the Borrower under the Senior Unsecured Bridge Facility will be unconditionally guaranteed by each Guarantor (as defined in Exhibit A) of the Bank Facilities (such guarantees, the “Senior Unsecured Bridge Guarantees”). The Senior Unsecured Bridge Guarantees will rank pari passu in right of payment with the guarantees of the Bank Facilities.

Security:	None.
Mandatory Prepayments:

Prior to the Senior Unsecured Bridge Loans Maturity Date and consistent with the Senior Unsecured Bridge Documentation Principles and subject to the last paragraph of this section titled “Mandatory Prepayments”, the Borrower will be required to prepay the Senior Unsecured Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Takeout Securities (as defined in the Joint Fee Letter); provided that in the event any Senior Unsecured Bridge Lender or affiliate of a Senior Unsecured Bridge Lender purchases Takeout Securities from the Borrower at a price above the level at which such

Senior Unsecured Bridge Lender or affiliate has reasonably determined such Takeout Security can be resold by such Senior Unsecured Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), without regard to such difference being required or applied by such Senior Unsecured Bridge Lender or affiliate as an additional fee, the net cash proceeds received by the Borrower in respect of such debt security may, at the option of such Senior Unsecured Bridge Lender or affiliate, be applied first to prepay the Senior Unsecured Bridge Loans of such Senior Unsecured Bridge Lender or affiliate (provided that if there is more than one such Senior Unsecured Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Senior Unsecured Bridge Loans of all such Senior Unsecured Bridge Lenders or affiliates in proportion to such Senior Unsecured Bridge Lenders’ or affiliates’ principal amount of Takeout Securities purchased from the Borrower) prior to being applied to prepay the Senior Unsecured Bridge Loans held by other Senior Unsecured Bridge Lenders; (ii) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its Restricted Subsidiaries (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business, amounts required to be applied to any secured indebtedness of the Borrower and other exceptions to be set forth in the Senior Unsecured Bridge Facility Documentation) (subject to the right of the Borrower and its Restricted Subsidiaries to reinvest 100% of such net proceeds if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within six months thereafter, and other exceptions to be set forth in the Senior Unsecured Bridge Documentation); (iii) 100% of the net cash proceeds received from the sale of the Senior Unsecured Notes or any other debt financing other than the Bank Facilities subject to other exceptions to be mutually agreed (collectively, the “Bridge Facility Permanent Debt”); and (iv) the net cash proceeds received from public issuances of equity of the Borrower after the Closing Date (subject to exceptions to be mutually agreed, including pursuant to employee stock and compensation plans), in the case of any such prepayments pursuant to the foregoing clauses (i), (ii), (iii) and (iv) above, with exceptions and baskets as are consistent with the Senior Unsecured Bridge Documentation Principles.

Following the occurrence of a Change of Control (to be defined in a manner to be mutually agreed), the Borrower will also be required to offer to prepay (a) the Senior Unsecured Bridge Loans at 100% of the outstanding principal amount thereof and (b) the Senior Unsecured Extended Term Loans and Senior Unsecured Exchange Securities at

101% of the outstanding principal amount thereof, in each case plus accrued and unpaid interest to the date of prepayment. Any proceeds from the sale of any Bridge Facility Permanent Debt issued to a Senior Unsecured Bridge Lender or one of its affiliates (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third-parties (the “Asset Management Affiliates”)) will be applied to refinance the Senior Unsecured Bridge Loans held by such Senior Unsecured Bridge Lender or its affiliates, without premium or penalty, notwithstanding the pro rata provisions otherwise applicable to redemptions and prepayments.

The Borrower will also be required to offer to prepay the Senior Unsecured Exchange Securities at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its Restricted Subsidiaries (subject to the right of the Borrower and its Restricted Subsidiaries to reinvest 100% of such net proceeds if such proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within twelve months thereafter, and other exceptions to be set forth in the applicable definitive documentation).

The Senior Unsecured Extended Term Loans will have the mandatory prepayment and repurchase offer provisions applicable to the Senior Unsecured Exchange Securities (rather than the mandatory prepayment provisions applicable to the Senior Unsecured Bridge Loans).

Voluntary Prepayments:

Voluntary prepayments of Senior Unsecured Bridge Loans and the Senior Unsecured Extended Term Loans will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to customary notice requirements and without premium or penalty.

The Senior Unsecured Exchange Securities will be non-callable for 3 years from the Closing Date (subject to customary 40% clawback provisions with the proceeds of equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable (i) during the fourth year after the Closing Date, at par plus accrued interest plus a premium equal to three-quarters of the coupon, (ii) during the fifth year after the Closing Date, at par plus accrued interest plus a premium equal to one-half the coupon, (iii) during the sixth year after the Closing Date, at par plus accrued interest plus a premium equal to one-quarter the coupon and (iv) from and after the sixth anniversary of the Closing Date, at par plus accrued interest (without premium); provided, however, that any Senior Unsecured Exchange Securities will be callable prior to the third anniversary of the Closing Date at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a discount rate equal to the then applicable U.S. Treasury Rate plus one-half of one percent (0.50%).  In addition, so long as any such Senior Unsecured Exchange Securities are held by the Commitment Party or its affiliates (other than Asset Management Affiliates), such Senior Unsecured Exchange Securities will be callable at par plus accrued and unpaid interest on a non-pro rata basis.

Unrestricted Subsidiaries:	Consistent with the Bank Facilities.
Documentation:

The definitive documentation for the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Facility Documentation”) (including the Senior Unsecured Exchange Securities) will contain the terms and conditions set forth in this Exhibit B and to the extent not covered by this Exhibit B, will be based on a specified precedent to be mutually agreed (the “Senior Unsecured Bridge Documentation Precedent”) with changes and modifications that give due regard to (a) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, capital structure, industries, businesses, business practices, jurisdiction of incorporation and related currency and other provisions and (b) qualifications, thresholds, exceptions, “baskets” and grace and cure periods that shall be as mutually agreed (including a provision that permits restricted payments in an unlimited amount if the Total Net Leverage Ratio is the lesser of (x) 3.50x Total Net Leverage Ratio, and (y) 0.50x inside the Total Net Leverage Ratio as of the Closing Date, and (ii) in an amount not to exceed $125 million in any fiscal year if the Total Net Leverage Ratio at the time of such restricted payment is greater than the level that is the lesser of (x) 3.50x Total Net Leverage Ratio, and (y) 0.50x inside the Total Net Leverage Ratio as of the Closing Date)  (collectively for purposes of this Exhibit B, the “Senior Unsecured Bridge Documentation Principles” and together with the Bank Documentation Principles, the “Documentation Principles”); provided that the Senior Unsecured Bridge Facility Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet, in each case, applicable to the Borrower and its Restricted Subsidiaries.  The Senior Unsecured Bridge Facility Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date.

The Senior Unsecured Bridge Facility Documentation will contain language to address the European Union bail-in rules in customary form.

The Senior Unsecured Bridge Facility Documentation will include customary provisions that permit the implementation of a replacement for the LIBOR Rate (as defined in Exhibit A) based on the ARRC Approach (as defined in Exhibit A).

Reference is made to the guidance and instructions from the Agencies (as defined in Exhibit A)  and the ARRC (as defined in Exhibit A) with respect to the LIBOR Rate. The Agencies issued a joint statement encouraging banks to cease entering into new contracts that use the LIBOR Rate as soon as practicable and in any event by December 31, 2021. If the Closing Date occurs after December 31, 2021, the Benchmark Replacement (as defined in Exhibit A) will replace the LIBOR Rate for  all  purposes  under  this  Commitment  Letter,  the Fee  Letters  and  the Senior Unsecured Bridge Facility Documentation as  of  December  31,  2021,  with  such modifications to be agreed between the Borrower and the Lead Arranger, to cause the Benchmark Replacement to be  the  economic  equivalent  of  the LIBOR Rate.

Representations and Warranties:

Substantially similar to those for the Bank Facilities, with modifications consistent with the Senior Unsecured Bridge Documentation Principles to the extent necessary to reflect differences in documentation, but in any event no less favorable to the Borrower than those in the Bank Documentation; it being understood that representations and warranties shall be subject to the Certain Funds Provision.

Conditions Precedent to Senior Unsecured Bridge Loans:	The borrowing under the Senior Unsecured Bridge Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.
Covenants:

The Senior Unsecured Bridge Facility Documentation will contain such affirmative and incurrence-based (but not financial maintenance) negative covenants with respect to the Borrower and its Restricted Subsidiaries applicable to the Senior Unsecured Bridge Loans and the Senior Unsecured Extended Term Loans as are consistent with the Senior Unsecured Bridge Documentation Principles, including an affirmative covenant with respect to marketing efforts and securities demand, and will not include any covenants not included in the Bank Facilities except an affirmative covenant with respect to marketing efforts and securities demand, a covenant to use commercially reasonable efforts to refinance the Senior Unsecured Bridge Loans as promptly as practicable following the Closing Date, to use commercially reasonable efforts to maintain corporate level and facility level ratings (but not any minimum rating) and to conduct calls with the Senior unsecured Bridge Lenders on no less than a quarterly basis.  Prior to the Senior Unsecured Bridge Loans Maturity Date, the restricted payments, liens and debt incurrence covenants of the Senior Unsecured Bridge Facility may be more restrictive than those applicable to the Senior Unsecured Extended Term Loans and the Senior Unsecured Exchange Securities, as reasonably agreed by the Senior Unsecured Bridge Agent and the Borrower.  It is

understood that compliance with covenants shall in no event be a condition to the availability of the Senior Unsecured Bridge Facility on the Closing Date in a manner that is inconsistent with the Certain Funds Provision.

Upon and after the earlier of the Senior Unsecured Bridge Loans Maturity Date and the occurrence of a Takeout Demand Failure (as defined in the Joint Fee Letter), the covenants which would be applicable to the Senior Unsecured Exchange Securities, if issued, will also be applicable to the Senior Unsecured Extended Term Loans in lieu of the corresponding provisions of the documentation governing the Senior Unsecured Bridge Loans. The indenture governing the Senior Unsecured Exchange Securities will contain such covenants with respect to the Borrower and its Restricted Subsidiaries as are consistent with the Senior Unsecured Bridge Documentation Principles (but, in any event, no more restrictive than those for the Senior Unsecured Bridge Facility), including a provision that permits restricted payments in an unlimited amount if the Total Net Leverage Ratio at the time of such restricted payment is no greater than the level that is the lesser of (x) 3.50x Total Net Leverage Ratio, and (y) 0.50x inside the Total Net Leverage Ratio as of the Closing Date and (ii) in an amount not to exceed $125 million in any fiscal year if the Total Net Leverage Ratio at the time of such restricted payment is greater than or equal to the lesser of (x) 3.50x Total Net Leverage Ratio, and (y) 0.50x inside the Total Net Leverage Ratio as of the Closing Date.

Financial Covenant:	None.
Events of Default:

The events of default applicable to the Senior Unsecured Bridge Loans will be consistent with the Senior Unsecured Bridge Documentation Principles; provided that, a default or event of default (other than a payment default) with respect to the Bank Facilities shall not give rise to a default or event of default under the Senior Unsecured Bridge Facility unless and until the Lenders under the Bank Facilities accelerate the Loans and other obligations under the Bank Facilities as a result of such default.

The indenture governing the Senior Unsecured Exchange Securities will contain such events of default (including grace periods and threshold amounts) as are consistent with the Senior Unsecured Bridge Documentation Principles (but, in any event, no more restrictive than those for the Senior Unsecured Bridge Facility) but not including a cross default (and, in lieu thereof, a cross-acceleration and cross-payment default at maturity to material debt). Upon and after the Senior Unsecured Bridge Loans Maturity Date, the events of default which would be applicable to the Senior Unsecured Exchange Securities, if issued, will also be applicable to the Senior Unsecured Extended Term

Loans in lieu of the corresponding provisions of the Senior Unsecured Bridge Facility Documentation.
Registration Rights:	No registration rights. The Senior Unsecured Exchange Securities will be “private for life”.
Trust Indenture Act: Defeasance and Discharge:

The Indenture governing the Senior Unsecured Exchange Securities shall not be subject to the Trust Indenture Act, as amended (the “TIA”), including the provisions of Section 316 thereof and shall not contain any provision substantially similar to Section 316(b) of the TIA (other than similar provisions that relate solely to the amendment of payment terms).

The indenture governing the Senior Unsecured Exchange Securities will contain such defeasance and discharge provisions as are consistent with the Senior Unsecured Bridge Documentation Principles.

Voting:

Amendments and waivers of the Senior Unsecured Bridge Facility Documentation applicable to the Senior Unsecured Bridge Loans and the Senior Unsecured Extended Term Loans will require the approval of Senior Unsecured Bridge Lenders holding more than 50% of the aggregate amount of the outstanding Senior Unsecured Bridge Loans or Senior Unsecured Extended Term Loans, as applicable (the “Required Lenders”), except that (a) the consent of each Senior Unsecured Bridge Lender directly affected thereby (rather than Required Lenders) shall be required with respect to: (i) modifications to any provision requiring pro rata treatment of the Lenders, (ii) increases in the commitment of such Senior Unsecured Bridge Lender, (iii) reductions or forgiveness of principal, interest, fees payable to such Senior Unsecured Bridge Lender, (iv) extensions of final maturity of the loans of such Senior Unsecured Bridge Lender or of the date for payment to such Senior Unsecured Bridge Lender of any interest or fees, and (v) additional restrictions on the right to exchange Senior Unsecured Extended Term Loans for Senior Unsecured Exchange Securities and (b) the consent of each Senior Unsecured Bridge Lender shall be required with respect to: (i) modifications to voting requirements or percentages and (ii) releases of all or substantially all of the value of the Guarantees.

The indenture governing the Senior Unsecured Exchange Securities will contain such modification provisions as are consistent with the Senior Unsecured Bridge Documentation Principles.

Cost and Yield Protection:	Substantially similar to the tax gross up, cost and yield provisions contained in the Bank Facilities, with appropriate modifications for a bridge facility.
Assignments and Participations of	The Senior Unsecured Bridge Lenders will be permitted to assign Senior Unsecured Bridge Loans without the consent of (but with notice to) the

Senior Unsecured Bridge Loans and Senior Unsecured Extended Term Loans:

Borrower (except that no such assignments to Disqualified Lenders will be permitted); provided that, prior to the Senior Unsecured Bridge Loans Maturity Date, unless a Demand Failure (as defined in the Joint Fee Letter) or a payment or bankruptcy event of default has occurred and is at such time continuing, the consent of the Borrower shall be required with respect to any assignment if, subsequent thereto, the Initial Lender would hold, in the aggregate, less than 50.1% of the outstanding Senior Unsecured Bridge Loans.

The Senior Unsecured Bridge Lenders will be permitted to participate their Senior Unsecured Bridge Loans to other financial institutions without restrictions, other than customary voting limitations.  Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Right to Transfer Senior Unsecured Exchange Securities:

The holders of the Senior Unsecured Exchange Securities shall have the absolute and unconditional right to transfer such Senior Unsecured Exchange Securities in compliance with applicable law to any third parties.

Expenses and Indemnification:

Substantially similar to the expenses and indemnification provisions contained in the Bank Facilities, with modifications consistent with the Senior Unsecured Bridge Documentation Principles to the extent necessary to reflect differences in documentation, but in any event not applicable to the Senior Unsecured Exchange Securities.

Governing Law and Forum:	New York.
Counsel to Senior Unsecured Bridge Agent:	Latham & Watkins LLP.

ANNEX I to

EXHIBIT B

PRICING APPLICABLE TO SENIOR UNSECURED BRIDGE LOANS

Interest Rates:

The Senior Unsecured Bridge Loans shall accrue interest at a rate per annum equal to the LIBOR Rate (as defined in Exhibit A), plus 425 basis points (the “Senior Unsecured Bridge Initial Margin”), with a LIBOR Rate floor of 0.00%.  The Senior Unsecured Bridge Initial Margin will increase by an additional 50 basis points on the date that is three months after the Closing Date and an additional 50 basis points for each additional three-month period thereafter; provided that, at no time shall the interest rate in effect on the Senior Unsecured Bridge Loans exceed the Total Interest Cap (as defined in the Joint Fee Letter) (excluding interest at the default rate as described above).

The Borrower may elect interest periods of one, three, or six months (or 12 months or shorter period if available to all Senior Unsecured Bridge Lenders) for Adjusted LIBOR borrowings.

Any Senior Unsecured Bridge Loans converted into Senior Unsecured Extended Term Loans will accrue interest at the fixed rate equal to the Total Interest Cap (as defined in the Joint Fee Letter).

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year and interest shall be payable quarterly in arrears.

B-I-2

PRICING APPLICABLE TO SENIOR UNSECURED EXCHANGE SECURITIES

Interest Rates:

The Senior Unsecured Exchange Securities will bear interest at a fixed rate equal to the Total Interest Cap and interest will be payable semiannually in arrears.

Calculation of interest shall be on the basis of a year of 12 months of 30 days each.

EXHIBIT C

$530 Million Senior Secured Revolving Credit Facility

$100 Million Senior Secured Term loan Facility
$1,150 Million Senior Unsecured Bridge Loan Facility
Summary of Conditions Precedent3

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Exhibit C is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

The initial borrowings under the Facilities shall be subject to the following applicable conditions (subject in all respects to the Certain Funds Provision):

1.Purchase Agreement. The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial borrowings under the Facilities in accordance in all material respects with the terms of the Purchase Agreement (without any amendment, modification or waiver thereof or any consent thereunder that is materially adverse to the Initial Lender for the applicable Facility (in its capacity as such) without the prior written consent of the Commitment Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) a reduction in the consideration payable under the Purchase Agreement of less than 10% shall not be deemed to be materially adverse to the interests of the Initial Lender; provided further that such reduction is applied 100% to reduce the Senior Unsecured Bridge Facility, and (ii) an increase in such purchase price amount shall not be deemed to be materially adverse to the Initial Lender if such increase is not funded with indebtedness for borrowed money; provided that no purchase price or similar adjustment provisions set forth in the Purchase Agreement shall constitute a reduction or increase in the purchase price).

2.Refinancing. (i) To the extent the Amendment has not been obtained, the Refinancing shall have occurred, or shall occur substantially concurrently with the initial borrowings under the Facilities, and (ii) the applicable Agent shall have received evidence that all guarantees of, and security granted by, the Target and its subsidiaries with respect to that certain multi-currency overdraft facility (with a maximum limit of £43,000,000 or equivalent thereof in one of the optional currencies) between Gardrum Holdings Limited (as borrower) and Northern Bank Limited trading as Danske Bank (as lender) pursuant to an offer letter dated 10 February, 2021, have been discharged and released or shall be discharged and released substantially concurrently with the initial borrowings under the applicable Facility (or customary arrangements for such discharge and release shall have been agreed upon with the applicable Agent).

3.Bank Facilities Documentation.  Subject to the Certain Funds Provision and solely as a condition to the availability of the Bank Facilities, the execution and delivery of (i) the Bank Documentation by each Loan Party thereto, (ii) customary legal opinions with respect to the Bank Facilities, certified organizational documents of each Loan Party, customary evidence of authorization with respect to each Loan Party, customary officer’s certificates of each Loan Party (provided that such certificate shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Bank Documentation or a bring-down of representations and warranties) and good standing certificates with respect to each Loan Party (to the extent such concept exists in the applicable jurisdiction) in the

3 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

jurisdiction of organization of such Loan Party, (iii) a solvency certificate substantially in the form of Exhibit D to the Commitment Letter, (iv) all documents and instruments required to create and perfect the Collateral Agent’s security interests in the Collateral under the Bank Facilities, which shall be, if applicable, in proper form for filing, in each case, subject to the Certain Funds Provision and consistent with the provisions of the Bank Term Sheet, and (v) a customary borrowing notice (provided that such notice shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Bank Documentation or a bring-down of representations and warranties) with respect to the initial borrowings under the Bank Facilities.

4.Senior Unsecured Bridge Facility Documentation.  Subject to the Certain Funds Provision and solely as a condition to the availability of the Senior Unsecured Bridge Facility, the execution and delivery of (i) the Senior Unsecured Bridge Facility Documentation by each Loan Party thereto, (ii) customary legal opinions with respect to the Senior Unsecured Bridge Facility, certified organizational documents of each Loan Party, customary evidence of authorization with respect to each Loan Party, customary officer’s certificates of each Loan Party (provided that such certificate shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Senior Unsecured Bridge Facility Documentation or a bring-down of representations and warranties) and good standing certificates with respect to each Loan Party (to the extent such concept exists in the applicable jurisdiction) in the jurisdiction of organization of such Loan Party, (iii) a solvency certificate substantially in the form of Exhibit D to the Commitment Letter, and (iv) a customary borrowing notice (provided that such notice shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Senior Unsecured Bridge Facility Documentation or a bring-down of representations and warranties) with respect to the initial borrowings under each such Facility.

5.Financial Statements.  The Commitment Party shall have received (a) generally accepted accounting principles and practices in the United States (“US GAAP”) audited consolidated balance sheets of the Borrower for the two most recently completed fiscal years, and related statements of comprehensive income and cash flows of the Borrower for the three most recently completed fiscal years, ended at least 90 days prior to the Closing Date (and the related audit reports), (b) US GAAP unaudited consolidated balance sheets and related statements comprehensive income and cash flows of the Borrower for each subsequent fiscal quarter (other than the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days prior to the Closing Date (and the corresponding period of the preceding fiscal year), (c) audited balance sheets, statements of comprehensive income and cash flows for the business being acquired by Borrower and its subsidiaries in the Acquisition (as determined pursuant to Rule 3-05 and Article 11-01(d) of Regulation S-X (“Regulation S-X”) under the Securities Act of 1933, as amended) (the “Acquired Business”) for the most recent fiscal year ended at least 90 days prior to the Closing Date (and the related audit reports), including the notes thereto, prepared in accordance with US GAAP it being agreed that multiple consolidated or combined audited financial statements covering such acquired business may be used, and (d) US GAAP unaudited consolidated or combined balance sheets and related statements of comprehensive income and cash flows of the Acquired Business for the subsequent interim period ended with the most recent fiscal quarter (other than the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days prior to the Closing Date (and the corresponding period of the preceding fiscal year), including the notes thereto, it being agreed that multiple consolidated or combined unaudited financial statements covering such acquired business may be used; provided that, for the avoidance of doubt, the Commitment

Party acknowledges that it has received the information and documents required by clauses (a) of this Section 5 for the fiscal years ended December 31, 2018, 2019 and 2020 and clause (b) of this Section 5 for the fiscal quarters ended March 31, 2020 and 2021.

6.Pro Forma Financial Statements.  The Commitment Party shall have received a pro forma condensed balance sheet as of the end of the most recently ended income statement of the Borrower for which financial statements have been provided pursuant to the preceding Section 5 and related pro forma condensed statements of income of the Borrower (i) for the most recently ended fiscal year for which audited financial statements have been provided pursuant to the preceding Section 5, (ii) to the extent not provided pursuant to clause (i), a pro forma statement of income of the Borrower for the trailing 12-month period ended the date of the latest interim unaudited quarterly financial statements, if any, provided pursuant to the preceding Section 5 and, (iii) for the subsequent interim periods for which unaudited financial statements have been provided pursuant to the preceding Section 5, prepared after giving effect to the acquisition of the Acquired Business and the other Transactions (and any other acquisitions of businesses for which financials statements are being provided) as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

7.KYC Information.  The applicable Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, (a) the PATRIOT Act, and (b) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, in each case, that has been reasonably requested in writing by the Commitment Parties at least 10 business days prior to the Closing Date.

8.Senior Unsecured Notes Offering Document.  The Borrower and/or one or more of its Subsidiaries shall have engaged one or more investment banks reasonably satisfactory to the Lead Arranger and the Bookrunner (collectively, the “Investment Bank”) to sell to or place the Senior Unsecured Notes and shall ensure that (a) the Investment Bank shall have received a customary preliminary offering memorandum or preliminary private placement memorandum containing all customary information (other than the “description of the notes” and any information customarily provided by the Investment Bank or its counsel) for use in a customary high-yield road show relating to the issuance of the Senior Unsecured Notes, including the audited and unaudited financial statements described in Section 5 above and all appropriate pro forma financial statements of the Borrower described in Section 6 above, in each case, prepared in accordance with the principles of Regulation S-X, but, in each case, no more than the financial statements referred to under the preceding Sections 5 or 6 above or derived therefrom, and all other data that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) consistent with what was provided to the initial purchasers of the Borrower’s 5.375% senior notes due 2025 in connection with the issuance of such notes from independent accountants to the Borrower and the Target Group or Acquired Business, as applicable, in connection with such offering (subject in each case to exceptions customary for Rule 144A offerings involving high-yield unsecured “private-for-life” debt securities, including exceptions for consolidating financial statements, separate subsidiary financial statements and other financial statements required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X (provided that customary data as to the total assets, revenue, EBITDA and adjusted EBITDA or comparable metrics (including on a pro forma basis giving effect to the Transactions) shall be included) or “segment reporting”, Item 302 of Regulation S-K and Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release No. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering) (the “Required Bond Information”), and (b) the Investment Bank shall be afforded a marketing period following the receipt of the Required Bond Information to seek to offer and sell or privately place the Senior Unsecured Notes of 15 consecutive business days (the “Senior Unsecured Notes Marketing Period”); provided that (i) that the Marketing Period shall not commence earlier than September 7, 2021, (ii) November 25, 2021 and November 26, 2021 shall not be considered business days for the purposes of the Senior Unsecured Notes Marketing Period and (iii) if the Senior Unsecured Notes Marketing Period has not ended prior to December 18, 2021, then such period shall not commence until on or after January 3, 2022.

If Borrower shall in good faith reasonably believe that the Borrower has delivered the Required Bond Information, the Borrower may (but shall not be obligated to) deliver to the Investment Bank written notice to that effect (stating when the Borrower believes that the Borrower completed such delivery), in which case the Borrower shall be deemed to have delivered the Required Bond Information on the date of such notice and the Senior Unsecured Notes Marketing Period shall be deemed to have commenced on the date of such notice, in each case, unless the Investment Bank in good faith reasonably believes that the Borrower has not completed delivery of the Required Bond Information and, within two business days after its receipt of such notice from the Borrower, the Investment Bank delivers a written notice to the Borrower to that effect (stating with specificity which information has not delivered).

9.Payment of Fees and Expenses.  All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and the Commitment Letter (including the Term Sheets) and reasonable out-of-pocket expenses (including legal fees and expenses) required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two business days prior to the Closing Date, shall, upon the initial borrowing of the applicable Facilities, have been paid, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

10.Accuracy of Representations.  (i) The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) to the extent required by the Certain Funds Provision; and (ii) the Purchase Agreement Representations shall be true and correct in all material respects to the extent required by the Certain Funds Provision; provided that, for the avoidance of doubt, this clause (ii) shall only be a condition to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement or the right to decline to consummate the Acquisition (in each case, in accordance with the terms of the Purchase Agreement) as a result of the failure of such representations and warranties to be accurate.

FORM OF SOLVENCY CERTIFICATE

[____][__], 202[__]

This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain [•]4 (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [______________], a [________] of the Borrower (after giving effect to the Transactions), in such capacity only and not in an individual capacity (and without personal liability), hereby certify on behalf of the Borrower as follows, in each case as of the date hereof:

1.The sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2.The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3.The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis and as a going concern, is greater than the total amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as applicable, as they become absolute and matured.

4.The Borrower and its Subsidiaries, on a consolidated basis, have not, incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate to provide this Solvency Certificate. The undersigned is familiar with the finances and assets of the Borrower and its Subsidiaries.

7.The undersigned acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

4 Describe the credit agreement to govern the Bank Facilities.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, on the date first written above.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By: _______________________________
Name:
Title: [Financial Officer]

The Commitment Parties

(as defined in the Commitment Letter)

CONFIDENTIAL

September 21, 2021

RE: Notice of Commitment Reduction

Ladies and Gentlemen:

Reference is hereby made to that certain Fourth Amended and Restated Commitment Letter, dated as of August 8, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Commitment Letter”), among Ritchie Bros. Auctioneers Incorporated, a public company incorporated in Canada (the “Borrower”), and the Commitment Parties party thereto.  Capitalized terms used herein without definition shall have the meanings given such terms in the Commitment Letter.

In connection with the Borrower obtaining the Amendment, the Borrower hereby gives you notice that, effective on the date hereof, and substantially simultaneously with and contingent upon the effectiveness of the Amendment, each of the Term Commitments and the Revolving Commitments shall be terminated and the aggregate amount of commitments under the  Senior Unsecured Bridge Facility shall be permanently reduced by $200,000,000 to $950,000,000.

Each Commitment Party hereby acknowledges and agrees that the Term Arrangement Fee (as defined in in the Joint Fee Letter) with respect to the Term Commitments and Revolving Facility Arrangement Fee (as defined in in the Joint Fee Letter) with respect to the Revolving Commitments are each reduced to 0.50% in accordance with clause (i) of the provisos in Sections 1(a) and 1(c), respectively, of the Joint Fee Letter.

[Remainder of this page intentionally left blank]

Very truly yours,

Ritchie bros. auctioneers incorporated

By:/s/ Sharon Driscoll___________________
Name: Sharon Driscoll
Title: Chief Financial Officer

[Signature Page to Notice of Commitment Reduction]

Agreed to and accepted as of the date first written above:

GOLDMAN SACHS BANK USA

By

/s/ Rob Ehudin___________________

Name: Rob Ehudin

Title: Authorized Signatory

[Signature Page to Notice of Commitment Reduction]

Agreed to and accepted as of the date first written above:

BANK OF AMERICA, N.A.

By

/s/ Daryl K. Hogge________________

Name: Daryl K. Hogge
Title: Senior Vice President

BOFA SECURITIES, INC.

By

/s/ Mark Post____________________

Name: Mark Post
Title: Managing Director

[Signature Page to Notice of Commitment Reduction]

Agreed to and accepted as of the date first written above:

ROYAL BANK OF CANADA

By

/s/ Charles D. Smith________________

Name: Charles D. Smith
Title: Managing Director

RBC CAPITAL MARKETS LLC

By

/s/ Charles D. Smith________________

Name: Charles D. Smith
Title: Managing Director

[Signature Page to Notice of Commitment Reduction]